Exhibit D

-i-

TABLE OF CONTENTS

(continued)

-ii-

LIST OF TABLES

TABLE NO. 1 SELECTED BRAZILIAN ECONOMIC INDICATORS	D-3

TABLE NO. 2 PRINCIPAL 2017 BUDGET ASSUMPTIONS	D-8

TABLE NO. 3 PRIMARY BALANCE OF THE CENTRAL GOVERNMENT	D-8

TABLE NO. 4 EXPENDITURES OF THE NATIONAL TREASURY BY FUNCTION	D-9

TABLE NO. 5 ABP 2017	D-10

TABLE NO. 6 BRAZILIAN POPULATION DISTRIBUTION BY AGE AND GENDER	D-12

TABLE NO. 7 SOCIAL INDICATORS	D-13

TABLE NO. 8 GDP AT CURRENT PRICES - DEMAND SIDE	D-19

TABLE NO. 9 GDP AT CURRENT PRICES - SUPPLY SIDE	D-19

TABLE NO. 10 REAL GROWTH (OR DECLINE) AT CURRENT PRICES BY SECTOR	D-20

TABLE NO. 11 ANNUAL CHANGES IN INDUSTRY PRODUCTION	D-20

TABLE NO. 12 BROAD NATIONAL CONSUMER PRICE INDEX (IPCA)	D-24

TABLE NO. 13 PERCENTAGE INCREASES/DECREASES IN MONETARY BASE AND MONEY SUPPLY	D-26

TABLE NO. 14 FOREIGN EXCHANGE TRANSACTIONS	D-26

TABLE NO. 15 COMMERCIAL EXCHANGE RATES	D-27

TABLE NO. 16 MARKET ACTIVITY ON B3	D-29

TABLE NO. 17 BALANCE OF PAYMENTS	D-30

TABLE NO. 18 PRINCIPAL FOREIGN TRADE INDICATORS	D-31

TABLE NO. 19 EXPORTS BY REGION (FOB BRAZIL)	D-31

TABLE NO. 20 BRAZILIAN EXPORTS (FOB)	D-32

TABLE NO. 21 EXPORTS (FOB BRAZIL)	D-33

TABLE NO. 22 IMPORTS BY REGION (FOB BRAZIL)	D-34

TABLE NO. 23 BRAZILIAN IMPORTS (FOB)	D-35

TABLE NO. 24 IMPORTS (FOB BRAZIL)	D-35

TABLE NO. 25 FOREIGN DIRECT AND PORTFOLIO INVESTMENT IN BRAZIL	D-37

TABLE NO. 26 EXTERNAL FINANCING NEEDS	D-37

TABLE NO. 27 INTERNATIONAL RESERVES (INTERNATIONAL LIQUIDITY METRIC)	D-38

TABLE NO. 28 INTERNATIONAL RESERVES (CASH METRIC)	D-38

TABLE NO. 29 PUBLIC SECTOR BORROWING REQUIREMENTS	D-39

TABLE NO. 30 PUBLIC SECTOR DEBT	D-45

TABLE NO. 31 FEDERAL PUBLIC DEBT INDICATORS	D-46

TABLE NO. 32 FEDERAL PUBLIC DEBT RESULTS AND ABP 2016	D-47

TABLE NO. 33 EXTERNAL PUBLIC DEBT BUYBACK PROGRAM	D-48

TABLE NO. 34 EXTERNAL FEDERAL PUBLIC DEBT	D-49

TABLE NO. 35 EXTERNAL DIRECT DEBT OF THE FEDERAL GOVERNMENT	D-51

TABLE NO. 36 EXTERNAL DEBT GUARANTEED BY THE FEDERAL GOVERNMENT	D-53

TABLE NO. 37 INTERNAL SECURITIES DEBT OF THE REPUBLIC	D-54

1

INTRODUCTION

In this report, references to “dollars”, “U.S. Dollars”, “US$” and “$” are to United States dollars, and references to “Real”, “Reais” and “R$” are to Brazilian Reais. The fiscal year of the federal government of Brazil (the “Federal Government”) ends December 31 of each year. The fiscal year ended December 31, 2016 is referred to herein as “2016”, and other years are referred to in a similar manner. Tables herein may not add up due to rounding.

The information included herein reflects the most recent information available at the time of filing.

MAP OF BRAZIL

SUMMARY

The following is a summary of Brazil’s economic indicators for the period from 2012 to 2016. The following summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere herein.

Table No. 1

Selected Brazilian Economic Indicators

	2012		2013		2014		2015		2016
Gross Domestic Product (“GDP”):
(in billions of current R$)	R$	4,814.8	R$	5,331.6	R$	5,779.0	R$	6,000.6	R$	6,266.9
(in US$ billions current prices) (1)	US$	2,463.5	US$	2,468.5	US$	2,454.8	US$	1,797.6	US$	1,799.4
Real GDP Growth (or decline) (2)		1.9%		3.0%		0.5%		-3.8%		-3.6%
Population (millions) (3)		193.9		201.0		202.8		204.5		206.1
GDP Per Capita (in US$ current prices)	US$	12,364.4	US$	12,278.4	US$	12,105.8	US$	8,791.5	US$	8,730.8
Unemployment Rate (4)		7.3%		7.1%		6.8%		8.5%		11.5%
IPCA (Rate (5)		5.8%		5.9%		6.4%		10.7%		6.3%
IGP-DI Rate(6)		8.1%		5.5%		3.8%		10.7%		7.2%
Nominal Devaluation Rate (7)		8.9%		14.6%		13.4%		47.0%		-16.5%
Domestic Real Interest Rate (8)		2.5%		2.2%		4.2%		2.4%		7.3%

Balance of Payments (in US$ billions)
Exports		242.3		241.6		224.1		190.1		184.5
Imports		224.9		241.2		230.7		172.4		139.4
Current Account		-74.2		-74.8		-104.2		-59.4		-23.5
Capital and Financial Account (net)		0.2		0.3		0.2		0.5		0.3
Overall Balance (Change in Reserves)		-74.0		-72.7		-100.6		-55.2		-16.2
Reserve Assets		18.9		-5.9		10.8		1.6		9.2
Total Official Reserves		378.6		375.8		374.1		368.7		372.2

Public Finance (% of GDP) (9)
Central Government Primary Balance (10)		-1.8%		-1.4%		0.4%		1.9%		2.5%
Consolidated Public Sector Primary Balance (11)		-2.2%		-1.7%		0.6%		1.9%		2.5%

Federal Public Debt (in R$ billions)
Domestic Federal Public Debt (DFPD) (in R$ billions)	R$	2,008.0	R$	2,122.8	R$	2,295.9	R$	2,793.0	R$	3,112.9
External Federal Public Debt (EFPD) (in R$ billions)	R$	91.3	R$	94.7	R$	112.3	R$	142.8	R$	126.5
Federal Public Debt as % of Nominal GDP		43.6%		41.6%		41.7%		48.9%		51.7%
Total Federal Public Debt (in R$ billions) (12)	R$	2,099.3	R$	2,217.5	R$	2,408.2	R$	2,935.8	R$	3,239.5

General Government Gross and Net
General Government Gross Debt (GGGD) (in R$ billions) (13)	R$	2,583.9	R$	2,748.0	R$	3,252.4	R$	3,927.5	R$	4,378.5
GGGD as % of GDP		53.7%		51.5%		56.3%		65.5%		69.9%
Public Sector Net Debt (PSND) (in R$ billions) (14)	R$	1,550.1	R$	1,626.3	R$	1,883.1	R$	2,136.9	R$	2,892.9
PSND as % of GDP		32.2%		30.5%		32.6%		35.6%		46.2%

(1)	Converted into U.S. Dollars based on the weighted average exchange rate for each year.
(2)	Cumulative last twelve months, in current prices, compared to prior year.
(3)	Estimated.
(4)	Yearly average unemployment rate.
(5)	The Broad National Consumer Price Index (Índice de Preços ao Consumidor Amplo or “IPCA”) as reported by the National Bureau of Geography and Statistics (Fundação Instituto Brasileiro de Geografia e Estatística or “IBGE”).
(6)	The General Price Index-Domestic Supply (Índice Geral de Preços-Disponibilidade Interna or “IGP-DI”) is one indicator of inflation. While many inflation indicators are used in Brazil, the IGP-DI, calculated by the Getúlio Vargas Foundation, an independent research organization, is one of the most widely used indices.
(7)	Year-over-year percentage appreciation of the U.S. Dollar against the Brazilian Real (sell side).
(8)	Interest rate: Selic (Sistema Especial de Liquidação e Custódia or “Selic”) accumulated in the month deflated by the monthly IPCA.

(9)	Calculated using the “below the line” method, corresponding to the change in the total net debt (domestic or external) of the public sector. Therefore: surpluses are represented by negative numbers and deficits are represented by positive numbers.
(10)	The Central Government consists of the National Treasury Secretariat (Secretaria do Tesouro Nacional), the Social Security System (Sistema da Previdência Social) and the Central Bank. The Consolidated Public Sector consists of the Central Government, Regional Governments (including state and municipal governments) and the state-owned enterprises, other than Petróleo Brasileiro S.A.—Petrobas (“Petrobas”) and Centrais Elétricas Brasileiras S.A.—Eletrobras (“Eletrobras”).
(11)	Primary balance represents Federal Government revenues less government expenditures, excluding interest expenditures on public debt.
(12)	Total Federal Public Debt-reported by the National Treasury Secretariat.
(13)	The General Government Gross Debt (“General Government Gross Debt” or “GGGD”) refers to debt of the federal, state and municipal governments, both with the private sector and the public financial sector. However, debts that are the responsibility of state-owned enterprises (at the three levels of government) are not covered by the GGGD category. Central Bank liabilities likewise are not included in this indicator.
(14)	The Public Sector Net Debt (“Public Sector Net Debt” or “PSND”) refers to the total liabilities of the non-financial public sector deducted from its financial assets held by non-financial private agents as well as public and private financial agents. For Brazil, unlike for many other countries, PSND includes Central Bank assets and liabilities including, among other items, international reserves (assets) and the monetary base (liabilities).

Source: IBGE; Getúlio Vargas Foundation; Central Bank; National Treasury Secretariat

RECENT DEVELOPMENTS

THE FEDERATIVE REPUBLIC OF BRAZIL

Recent Political Developments

Corruption Investigations.

Brazilian judges and prosecutors continue to pursue the investigation known as “Lava Jato”, which initially targeted an alleged bribery, money laundering and embezzlement scheme involving the provision of goods and services to Petrobras, a majority state-owned company. As part of Lava Jato, more than 200 individuals, including elected officials, public servants, executives and personnel of major Brazilian companies have been subject to criminal investigations, charges or arrest, among other proceedings.

On May 18, 2017, the Federal Supreme Court of Brazil (Supremo Tribunal Federal or “STF”) authorized the investigation of President Michel Temer for corruption and obstruction of justice allegations. On August 2, 2017, the Chamber of Deputies voted to defer the prosecution until the end of Mr. Temer’s term in December 2018. On September 14, 2017, Mr. Temer was again charged for obstruction of justice and for an additional charge of criminal conspiracy. For the prosecution to move forward, two thirds of the Chamber of Deputies must approve it.

Challenge against 2014 Elections

The political party Partido da Social Democracia Brasileira (“PSDB”), whose candidate (Senator Aecio Neves) lost the 2014 presidential election, filed a challenge (Ação de Impugnação de Mandato Eleitoral) before the Superior Electoral Court (Tribunal Superior Eleitoral or “TSE”) against the 2014 reelection of President Dilma Rousseff and Vice President Michel Temer based on alleged abuse of political and economic power during the elections. In June 2017, the TSE rejected the challenge.

Federal Government’s Programs and Plans

Starting in 2018, the minimum thresholds of Investment in Education and Health in the annual budget will be increased by the twelve-month accumulated inflation rate as of June 30 of the prior fiscal year.

The unemployment rate for the quarter ended August 31, 2017 was 12.6%, representing (i) a decrease of 0.7 percentage points compared to the unemployment rate of 13.3% for the quarter ended May 31, 2017, and (ii) and increase of 0.8 percentage points compared to the unemployment rate of 11.8% for the quarter ended August 31, 2016.

Employment

As of August 31, 2017, formal employment increased by 0.4%, as compared to December 2016, with the creation of 163.4 thousand jobs. The unemployment rate was 13.7% in the first quarter of 2017, declining to 13.0% in the second quarter of 2017, as the economy started showing signs of a slow recovery.

Wages

The minimum monthly wage for 2017 was set at R$937, an increase of 6.5% compared to the 2016 minimum monthly wage of R$880. For 2018, the proposed minimum monthly wage is R$969, an increase of 3.4% as compared to 2017.

Labor Law Reform

In July 2017, Congress approved the first major overhaul of Brazil’s labor laws in eight decades, aimed at modernizing the laws by providing greater flexibility in the relationship between employers and employees. One of the main features of the reform is that employers will be able to reach bargaining agreements with their workers on labor issues, including working hours, time banks, breaks, employee representatives, safety, salary, profit-sharing and vacation policies. The bargaining agreements take precedence over existing labor legislation, giving them the force of law. Pursuant to the reform, however, collective bargaining agreements do not prevail over fundamental labor rights set forth in the constitution of Brazil (Constituição da República Federativa do Brasil or the “Constitution”), such as a mandatory Christmas bonus, minimum wage and maternity leave. The reform also, among other things, takes away the power of courts to impose new labor obligations on employers, makes union dues voluntary instead of mandatory, allows the hiring of as-needed instead of full-time employees, regulates work from home, limits union involvement in company dismissals and disputes and allows for arbitration clauses in employment agreements.

THE BRAZILIAN ECONOMY

Gross Domestic Product

In the first quarter of 2017, Brazil’s GDP increased by 1.0% compared to the fourth quarter of 2016. This was the first positive result after eight consecutive negative quarterly results on a quarter-over-quarter basis. Compared to the first quarter of 2016, the GDP decreased by 0.4% in the first quarter of 2017. The result was mainly influenced by the agricultural sector, which grew by 13.4% when compared to the fourth quarter of 2016, due to an extraordinary harvest.

In the second quarter of 2017, Brazil’s GDP increased by 0.2% compared to the first quarter of 2017 and by 0.3% compared to the same quarter in 2016. This is the first positive result after twelve consecutive negative quarterly results on a year-over-year basis. This positive result was influenced by the increase in household consumption (0.7%) after nine quarters of decline. This household consumption increase can be attributed to the evolution of some key macroeconomic indicators, such as the decrease in inflation rates, the reduction of the basic interest rate and the growth, in real terms, of wages. The agriculture sector also influenced the GDP result in the second quarter of 2017 by expanding 14.9%, when compared to the second quarter of 2016.

Sectors of the Economy

In hopes of stimulating economic growth, increasing investor confidence and generating jobs, the Federal Government announced 57 potential projects to be considered for private partnerships as part of the Investment Partnerships Program (PPI) – called Projeto Crescer. The assets to be offered to the private sector are diverse, including, among others, airports, railroads, highways, mines, ports, telecommunication facilities, transmission facilities and oil and gas facilities. Notably, the Federal Government expects to privatize the state-owned electric company Eletrobras by selling the Federal Government’s controlling stake. Overall, around 30 projects will be delivered in the second semester of 2017, bringing the total number of signed PPI contracts to 80.

In July 2017, aiming at increasing the participation of the mining sector in Brazil’s GDP, creating jobs and attracting new investments, the Federal Government introduced the Brazilian Mineral Industry Revitalization Program (Programa de Revitalização da Indústria Mineral Brasileira). Through this program, the Federal Government sought to improve and modernize mining laws, including the rules on the calculation of mining royalties, environmental restoration and time extensions for mining-related research. The Federal Government also created the Brazilian Mining Agency (Agência Nacional de Mineração or “ANM”), which seeks greater transparency, increased efficiency, reduced uncertainty and adherence to industry best practices in the regulation and pursuit of mining activities.

Prices

The IPCA index in August 2017 was 0.19%, staying below the 0.24% rate registered in July 2017. This was the lowest IPCA for the month of August since 2010. The main driver of the decrease was the Food and Beverages sector, which decreased by 1.07%. The accumulated IPCA for 2017 to date was 1.62%, well below the accumulated IPCA of 5.42% for the same period in 2016. With respect to the 12 month period ended on August 31, 2017, the index decreased to 2.46%, when compared to the 2.71% rate registered for the same period ended on August 31, 2016.

In September 2017, the Central Bank Monetary Policy Committee (Comitê de Política Monetária or “COPOM”) reduced the Selic interest rate by 100 bps, from 9.25% to 8.25%. COPOM forecasts IPCA inflation of 3.3% in 2017 and 4.4% in 2018 (in comparison with its July forecast of 3.6% and 4.3%, respectively). This forecast assumes an interest rate target that (i) ends 2017 at 7.25%, (ii) edges down to 7.00% in early 2018 and (iii) reaches 7.5% by the end of 2018. COPOM considers the inflation target set by the National Monetary Council (Conselho Monetário Nacional, or “CMN”) at 4.5% for 2017 and 2018 compatible with the monetary easing process.

FINANCIAL SYSTEM

Financial Institutions

BNDES

In September 2017, the CMN decided to keep the long term interest rate used for loans granted by Banco Nacional de Desenvolvimento Econômico e Social (“BNDES”) (Taxa de Juros de Longo Prazo or “TJLP”) at 7.0% per annum for the fourth quarter of 2017, the same rate applied in the second and third quarters of 2017.

Starting on January 1, 2018, the TJLP will be replaced by a new long-term rate (Taxa de Longo Prazo or “TLP”) for new BNDES loans. On January 1, 2018, the first TLP will be equal to the TJLP in force. Thereafter, the TLP will be defined by the consumer inflation index (IPCA) plus the five-year real interest rate of the Treasury Bonds (Notas do Tesouro Nacional – Serie B, price-indexed bonds, or “NTB-B”). The convergence of the TLP to the real interest rate of the NTN-B will be gradual and should be concluded in five years.

Loan Loss Reserves

As of August 2017, the rate of financial system credit operations in arrears for over 90 days was 3.7%, remaining stable as compared to July 2017. The level of credit operations in arrears remained stable with respect to credits granted to families (4.0%) and also in the corporate credits segment (3.4%).

Foreign Exchange Rate

The Brazilian Real-U.S. Dollar exchange rate, as published by the Central Bank, was R$3.1680 to US$1.00 (sell side) on September 29, 2017.

BALANCE OF PAYMENTS

Balance of Payments

As of August 31, 2017, in the trailing twelve months, the current account registered a deficit of US$13.5 billion (0.7% of GDP); the capital account registered a surplus of approximately U.S.$377 million and foreign direct investment was U.S.$82.5 billion (4.2% of GDP).

PUBLIC FINANCE

Sovereign Fund

In May 2017, the Federal Government instructed BB DTVM, a subsidiary of Banco do Brasil S.A. (“Banco de Brasil”), to redeem shares of the Sovereign Fund of Brazil (Fundo Soberano do Brasil or “FSB”) within the next 24 months following the decision. The National Treasury’s instructions require BB DTVM to engage its best efforts to trade its shares gradually in order to minimize, to the extent possible, an impact on the share price and portfolio liquidity.

2017 Budget

The budgetary guidelines law for 2017, approved on December 26, 2016, set a nominal primary deficit for the consolidated public sector for 2017 of R$143.1 billion (approximately 2.1% of estimated GDP for 2017). The macroeconomic parameters contemplated therein anticipate an inflation rate of 4.8% and a projected GDP growth of 1.3% for 2017. However, due to a continued decrease in revenues, the Federal Government has decided to raise the consolidated public sector primary deficit target to R$163.1 billion. (approximately 2.5% of estimated GDP for 2017).

The 2017 budget assumes a total revenue of R$3.5 trillion for 2017. Such total revenue is composed of fiscal revenues amounting to R$1.8 trillion, social security revenues amounting to R$ 668.1 billion and Federal Public Debt refinancing amounting to R$946.4 billion. The principal assumptions underlying the revised 2017 budget estimates are set forth below.

Table No. 2

Principal 2017 Budget Assumptions

As of June 30, 2017
Gross Domestic Product
Nominal GDP (in billions of Reais)	6,637.2
Real GDP Growth (or Decline)	0.5%
Inflation
Domestic Inflation (IPCA)	3.7%

Source: SEPLAN/Federal Budget Secretariat (Secretaria de Orçamento Federal or “SOF”)

In 2000, the Federal Government created a temporary budget control mechanism to allow the government to reallocate, at its discretion, 20% of budget resources for priority purposes (Desvinculação de Recursos da União or “DRU”). On August 24, 2016, the National Congress approved a Constitutional Amendment extending the DRU until 2023.

The following table sets forth revenues and expenditures of the Federal Government from 2013 through 2017.

Table No. 3

Primary Balance of the Central Government (1)

(in billions of Reais)

	2013	2014	2015	2016	2017
1—Total Revenues	1,179.0	1,221.5	1,247.8	1,315.0	664.7
1.1—RFB Revenues (2)	720.2	739.2	765.1	819.8	418.0
1.2—Fiscal Incentives	-0.1	0.0	0.0	-0.2	0.0
1.3—Social Security Net Revenues	307.1	337.5	350.3	358.1	174.8
1.4—Non—RFB Revenues	151.7	144.8	132.4	137.2	71.9
2—Transfers by Sharing Revenue	181.9	198.5	204.7	226.8	116.6
3—Total net Revenue	997.1	1,023.0	1,043.1	1,088.1	548.1
4—Total expenditures	920.1	1,040.2	1,158.7	1,249.4	604.3
4.1—Social security benefits	357.0	394.2	436.1	507.9	257.6
4.2—Personnel and Social Charges	205.2	222.4	238.5	257.9	136.6
4.3—Other mandatory expenditures	128.6	154.1	230.8	199.9	98.4
4.4—Discretionary expenditures—All branches	229.3	269.6	253.3	283.7	111.6
5—Brazilian sovereign wealth fund (FSB)	0.0	0.0	0.9	0.0	0.0
6—Primary Balance (3)	77.0	-17.2	-114.7	-161.3	-56.1
7—Methodological Adjustment	0.9	0.0	3.9	3.7	2.4
8—Statistical Discrepancy	-2.6	-3.3	-5.8	-1.9	-1.0
9—Central Government Primary Balance (4)	75.3	-20.5	-116.7	-159.5	-54.8
10—Nominal Interest	-185.8	-251.1	-397.2	-318.4	-173.2
11—Central Government Nominal Balance (4)	-110.6	-271.5	-513.9	-477.8	-228.0

(1)	Consolidated accounts of the National Treasury, Social Security and the Central Bank.
(2)	Receita Federal do Brasil, the Brazilian federal tax authority (“RFB”).
(3)	Calculated pursuant to the “above the line” method, which corresponds to the difference between the revenues and expenditures of the public sector.
(4)	Calculated pursuant to the “below the line” method, which corresponds to the change in the total net debt (domestic or external) of the public sector, therefore: surpluses are represented by negative numbers and deficits are represented by positive numbers.

Source: National Treasury Secretariat

The following table sets forth the expenditures of the Federal Government by function in the years indicated. The figures in the table are not directly comparable to those set forth in Table No. 3 above, entitled “Primary Balance of the Central Government”, because the expenditures set forth in Table No. 3 were calculated in accordance with the International Monetary Fund (“IMF”) methodology, which does not include, among other things, debt service expenditures and certain financial investments.

Table No. 4

Expenditures of the National Treasury by Function

In millions of Reais (R$)

	2013	2014	2015	2016	2017 Budget(1)
Legislative	5,407.8	5,531.0	5,914.4	6,158.4	8,115.4
Judiciary	21,085.2	23,519.7	25,500.6	27,550.2	34,775.7
Essential to Justice	3,749.1	4,259.3	4,944.7	5,317.7	7,576.0
Administration and Planning	17,435.8	17,559.7	18,264.6	20,208.8	27,909.0
National Defense	31,160.1	34,435.6	32,888.5	56,792.8	69,921.3
Public Security	6,479.7	6,524.4	6,865.8	7,530.0	8,895.3
Foreign Affairs	2,099.9	2,251.3	2,958.0	2,652.6	3,429.9
Social Assistance	62,279.7	68,325.8	69,176.7	77,552.5	83,350.2
Social Security	443,600.5	493,124.8	513,582.8	578,960.1	650,486.0
Health	75,814.5	85,130.9	92,154.1	98,494.8	117,168.0
Labor	64,235.5	69,419.7	65,089.6	70,033.1	74,821.6
Education	62,781.9	73,059.8	78,288.4	84,634.6	112,558.6
Culture	838.6	858.9	783.6	882.3	2,343.1
Citizenship Rights	624.0	687.8	635.3	1,754.1	1,635.9
Urban Planning	1,075.2	1,486.2	1,083.9	1,480.4	8,445.7
Housing	11.5	7.5	2.4	9.4	139.1
Sanitation	629.4	483.1	259.6	409.0	1,526.0
Environmental Management	3,398.8	3,617.7	2,813.7	3,206.1	5,509.4
Science and Technology	8,334.1	6,115.8	5,807.4	5,778.9	8,732.1
Agriculture	9,756.1	9,833.4	17,132.9	18,771.6	37,110.8
Agricultural Organization	2,630.7	2,510.5	1,558.0	2,203.5	3,197.1
Industry	1,774.7	1,958.8	1,790.8	1,888.8	2,411.2
Commerce and Services	1,302.2	1,359.1	1,102.1	2,376.2	5,741.8
Communications	1,039.2	1,156.8	1,074.3	1,191.7	1,424.6
Energy	723.6	883.9	1,467.1	1,608.6	2,150.7
Transportation	10,848.6	13,891.7	9,521.7	9,829.1	21,494.2
Sports and Leisure	395.8	848.4	651.4	473.4	1,416.0
Special Charges(2)	482,441.1	614,100.8	685,207.8	787,351.1	2,066,564.2
Contingency Reserve(3)	0	0	0	0	46,582.0
SubTotal	1,321,953.1	1,542,942.3	1,646,520.3	1,875,099.7	3,415,431.2
Refinancing Charges	365,557.5	497,037.0	571,628.3	653,848.1	0
Total	1,687,510.6	2,039,979.3	2,218,148.6	2,528,947.7	3,415,431.2

(1)	Estimates.
(2)	Special charges (refinancing) correspond to the sum of refinancing of debt securities of the Federal Government, plus monetary and foreign exchange adjustments of debt securities of the Federal Government, plus refinancing of contractual debt of the Federal Government, plus monetary and foreign exchange adjustments of contractual debt of the Federal Government.
(3)	Contingency reserve is an assumption contained in the budget law, without funds for the specific destination or connection to any government agency or body, whose main purpose is to serve as a source of cancellation of debts and opening of additional credits. According to the current version of the budgetary guidelines law, contingency reserves must be linked to fiscal and social security budgets, and at levels of approximately three percent, respectively, of the total tax revenue and social security contribution income.

Source: Ministry of Finance (Ministério da Fazenda); National Treasury Secretariat and SOF

2018 Budget

The budgetary guideline law for 2018, approved on August 8, 2017, set a nominal primary deficit for the consolidated public sector of R$ 161.3 billion (approximately 2.3% of estimated GDP for 2018). The macroeconomic parameters contemplated by the law assumes an inflation rate of 4.2% and a projected GDP growth of 2.0% for 2018.

The 2018 budget draft assumes a total revenue of R$ 3.5 trillion for 2018. Such total revenue is composed by fiscal revenues amounting to R$ 1.7 trillion, social security revenues amounting to R$708.0 billion and Federal Public Debt refinancing amounting to R$1.1 trillion. The macroeconomic parameters contemplated by the law assume an inflation rate of 4.2% and projected GDP growth of 2.0% for 2018.

Fiscal Balance

As of August 31, 2017, the consolidated public sector registered a primary deficit of R$19.5 billion compared to a deficit of R$22.3 billion in the same period of 2016. For the 12-month period ended August 31, 2017, the accumulated balance was a deficit of R$157.8 billion (2.4% of GDP).

The deficit in Brazil’s social security system increased by R$16.9 billion in August 2017, an increase of 7.6% in real terms compared to the same month in 2016. For the 12-month period ended August 31, 2017, the deficit in Brazil’s social security system totaled R$177.3 billion. At current market prices, the deficit accumulated in the trailing 12-months reached R$175.4 billion.

PUBLIC DEBT

Public Debt Indicators

Public Sector Net Debt

As of August 31, 2017, Public Sector Net Debt was R$3,245.7 billion (50.2% of GDP) compared to R$2,638.3 billion (42.7% of GDP) as of August 31, 2016.

General Government Gross Debt

As of August 31, 2017, General Government Gross Debt was R$4,768.9 billion (73.7% of GDP) compared to R$4,272.8 billion (69.2% of GDP) as of August 31, 2016.

Federal Public Debt

The following table presents Brazil’s Federal Public Debt profile as of August 31, 2017:

Federal Public Debt Profile
	Ago-17			Jul-17			Ago-16
Federal Public Debt (R$ bn)	R$	3,404.0	100.0%	R$	3,341.4	100.0%	R$	2,955.2	100.0%
Domestic	R$	3,286.4	96.5%	R$	3,225.0	96.5%	R$	2,830.2	95.8%
Fixed-rate	R$	1,185.9	34.8%	R$	1,145.0	34.3%	R$	1,089.1	36.9%
Inflation-linked	R$	1,009.9	29.7%	R$	1,011.7	30.3%	R$	940.3	31.8%
Selic rate	R$	1,086.5	31.9%	R$	1,064.2	31.9%	R$	796.2	26.9%
FX	R$	121.6	3.6%	R$	120.4	3.6%	R$	129.6	4.4%
Others		—	—		—	—		—	—
External (R$ bn)	R$	117.6	3.5%	R$	116.4	3.5%	R$	125.0	4.2%
Maturity Profile
Average Maturity (years)		4.4			4.4			4.7
Maturing in 12 months (R$ bn)		R$555.7			R$491.0			R$533.9
Maturing in 12 months (%)		16.3%			14.7%			18.1%

Source: National Treasury

The following table presents the reference limits for Federal Public Debt in 2017:

Table No. 5

ABP 2017

	Limits for 2017
	Minimum	Maximum
Stock of Federal Public Debt (R$ Billion)
Federal Public Debt	3,450.0	3,650.0
Composition—%
Fixed Rate	32.0%	36.0%
Inflation Linked	29.0%	33.0%
Floating Rate	29.0%	33.0%
Exchange Rate	3.0%	7.0%
Maturity Profile
% Maturing in 12 months	16.0%	19.0%
Average Maturity (years)	4.2	4.4

Source: National Treasury

External Public Debt

Securities Offerings in 2017

On March 7, 2017, the Republic reopened US$1.0 billion of its 6% Global Notes due 2026.

Regional Public Debt (State and Municipal)

Special Recovery Regime

In May 2017, regulation aimed at helping states facing serious fiscal imbalances was enacted (the “Special Recovery Regime”). This regulation applies to states that cumulatively present (i) consolidated debt above net current revenue, (ii) personnel expenditures exceeding 70% of net current revenue and (iii) liability stock larger than cash position.

The Special Recovery Regime contemplates the creation of a plan for each such state that, namely, (i) diagnoses the fiscal situation of the state, (ii) details relevant adjustment measures to be enacted, (iii) assesses impacts and (iv) sets forth deadlines for the adoption of such plan. This plan has a maximum term of three years and may only be extended once.

Compensating measures in connection with the Special Recovery Regime involve spending cuts, a privatization program, reduction of tax benefits and increase in social security contributions. Although these measures do not affect the net worth of National Treasury loans or impact the primary balance, the estimated impact on payment flows to the Federal Government in connection with the Special Recovery Regime is R$ 7 billion for 2017 and R$ 37 billion until 2019.

Rio de Janeiro

Rio de Janeiro was the first state to join the Special Recovery Regime, leading to a moratorium on debt obligations owed by Rio de Janeiro to the Federal Government. In exchange for the suspension of its debt obligations, Rio de Janeiro must increase revenues and reduce expenses. The regime is expected to liquidate R$63 billion in accounts payable over the next six years and can be extended to other states in the coming months. As part of the first step towards Rio de Janeiro’s fiscal recovery, the Federal Government will grant a loan within 30 days for the state to pay its overdue bills. In total, between 2017 and 2020, the agreement will offer R$11 billion in loans and suspend R$30 billion in debts owed to the Federal Government.

Federal Government Guarantees

As of August 31, 2017, the Federal Government paid in 2017 a total of R$2.3 billion in liabilities incurred by states and municipalities. The Federal Government has already recovered 42.7% of such amount via enforcement of collateral. The majority of the recoverable amounts (R$1.7 billion) refers to two judicial decisions (January 2017 and May 2017) that prevent the Federal Government from enforcing certain obligations against the state of Rio de Janeiro.

Since Rio de Janeiro joined the Special Recovery Regime, enforcement of collateral relating to the state’s debts is suspended until 2020.

THE FEDERATIVE REPUBLIC OF BRAZIL

Geography and Population

Brazil is the fifth largest country in the world and occupies nearly half of the land area of South America, sharing borders with every country in South America except for Chile and Ecuador. Brazil is divided into 26 states and the Federal District, where the country’s capital, Brasília, is located. Brazil’s official language is Portuguese.

As of December 31, 2016, Brazil’s estimated population was 206.1 million. According to the most recent demographic census, as of 2010 the average age of the Brazilian population was 32.1 years. The following table sets forth the age distribution of the Brazilian population as of 2010.

Table No. 6

Brazilian Population Distribution by Age and Gender

Age	Number of men	Percentage of men	Number of women	Percentage of women
0-4 years	7,016,987	3.7%	6,779,172	3.6%
5-9 years	7,624,144	4.0%	7,345,231	3.9%
10-14 years	8,725,413	4.6%	8,441,348	4.4%
15-19 years	8,558,868	4.5%	8,432,002	4.4%
20-24 years	8,630,227	4.5%	8,614,963	4.5%
25-29 years	8,460,995	4.4%	8,643,418	4.5%
30-34 years	7,717,657	4.0%	8,026,855	4.2%
35-39 years	6,766,665	3.5%	7,121,916	3.7%
40-44 years	6,320,570	3.3%	6,688,797	3.5%
45-49 years	5,692,013	3.0%	6,141,338	3.2%
50-54 years	4,834,995	2.5%	5,305,407	2.8%
55-59 years	3,902,344	2.0%	4,373,875	2.3%
60-64 years	3,041,034	1.6%	3,468,085	1.8%
65-69 years	2,224,065	1.2%	2,616,745	1.4%
70-74 years	1,667,373	0.9%	2,074,264	1.1%
75-79 years	1,090,518	0.6%	1,472,930	0.8%
80-84 years	668,623	0.4%	998,349	0.5%
85-89 years	310,759	0.2%	508,724	0.3%
90-94 years	114,964	0.1%	211,595	0.1%
95-99 years	31,529	0.0%	66,806	0.0%
Over 100 years	7,247	0.0%	16,989	0.0%
Total Brazil	190,755,799

Source: IBGE

According to the United Nations’ Human Development Report Office, over the past three decades, Brazil has made significant progress in improving social welfare. From 1990 to 2015, (i) life expectancy increased by more than 14% from 65.3 years in 1990 to 74.7 years in 2015, and (ii) infant mortality decreased by more than 70% from 50.9 per 1,000 live births in 1990 to 14.6 per 1,000 live births in 2015. Per IMF, real GDP per capita adjusted for purchasing power parity rose by more than 120% from US$6,826.26 in 1990 to US$15,241.7 in 2016. In addition, the reduction in inflation under the Federal Government’s stabilization program, the Plano Real, and the consequent reduction in the rate of erosion of purchasing power have improved the social welfare of a large number of lower-income Brazilians.

The following table sets forth comparative GDP per capita figures and other selected comparative social indicators.

Table No. 7

Social Indicators

	Brazil	Chile	Colombia	Mexico	U.S.
Real GDP per Capita (1)	$15,127.8	$23,960.3	$14,157.6	$17,861.6	$57,466.8
Life Expectancy at Birth (years) (2)	74.7	81.8	74.2	76.9	78.7
Infant Mortality Rate (per 1,000 births) (2)	14.6	7.0	13.6	11.3	5.6
Adult Literacy Rate (2)	92.6%	96.6%	94.6%	94.5%	n.a.

(1)	GDP per capita estimates are derived from purchasing power parity (PPP) calculations with current international dollars. Real GDP is gross domestic product converted to international dollars using purchasing power parity rates. An international dollar has the same purchasing power over GDP as the U.S. Dollar has in the United States.
(2)	2015 data.

Source: World Bank

Form of Government

Brazil is a democratic federative republic. Its Constitution, enacted in 1988, grants broad powers to the Federal Government. Brazil’s 26 states are designated as autonomous entities within the federative union and have all powers that the Constitution does not preempt. The Constitution reserves to the Federal Government the exclusive power to legislate in certain areas such as monetary systems, foreign affairs and trade, social security and national defense.

The Government

The Constitution provides for three independent branches of government: an executive branch, a bicameral legislative branch and a judicial branch.

The executive branch is headed by the President, who is elected by direct vote for a term of four years and may only be re-elected for one consecutive term. The President’s powers include appointing ministers and key executives in selected administrative positions. The President may also issue provisional measures (medidas provisórias) for a period of 60 days, extendable for a single period of 60 days, with the same scope and effect as legislation enacted by the National Congress. If confirmed by Congress, such provisional measures are enacted as law. Provisional measures may not be used for certain matters, such as implementation of multi-year plans and budgets, the seizure of financial or other assets and any matters that the Constitution specifically requires Congress to regulate through law.

The legislative branch of the Federal Government consists of a bicameral National Congress composed of the Senate and the Chamber of Deputies. The Senate is composed of 81 senators, elected for staggered eight-year terms. Each state and the Federal District may elect three senators. The Chamber of Deputies has 513 deputies, elected for concurrent four year terms. The number of deputies from each state is proportional to the size of its population, with each state entitled to a minimum of eight deputies and a maximum of 70 deputies, regardless of population size.

Judicial power is exercised by the STF, the Superior Court of Justice (Superior Tribunal de Justiça or “STJ”), the Federal Regional Courts, military courts, labor courts, electoral courts and several lower state courts. The STF, has ultimate appellate jurisdiction over decisions rendered by lower federal and state courts on constitutional matters. The STJ is responsible for standardizing the interpretation of federal law. The members of both the STF and the STJ are appointed by the President and ratified by the Senate.

At the state level, executive power is exercised by governors elected for four year terms, legislative power is exercised by state deputies, also elected for four-year terms and judicial power is vested in state courts, with the possibility of appeals being filed with the STJ and STF.

Political Developments

In August 2016, the President Dilma Vana Rousseff (of the Partido dos Trabalhadores or “PT”) was removed from office through an impeachment process and the then Vice President Michel Temer (Partido do Movimento Democrático Brasileiro or “PMDB”) took office. President Temer’s term expires in December 2018.

Foreign Affairs, International Organizations and International Economic Cooperation

Brazil maintains diplomatic and trade relations with almost every nation in the world. It has been a member of the United Nations since 1945 and is an original member of the IMF, the World Bank, the World Trade Organization, the Inter-American Development Bank, the Inter-American Investment Corporation, the African Development Bank Group and the International Fund for Agricultural Development.

In addition, Brazil is a member of several other organizations including, but not limited to, the Group of Twenty (G-20), the BRICS Group (including Brazil, Russia, India, China and South Africa), the Organization of American States, the Southern Common Market (Mercado Comum do Sul, or “Mercosul”) and the Union of South American Nations (União de Nações Sul-Americanas or “Unasul”). In 2016, Brazil joined the Paris Club and signed the Paris Climate Change accord. Brazil also has a number of international bilateral agreements in place that promote economic cooperation.

Employment and Labor

Employment Levels

The Ministry of Labor (Ministério do Trabalho) reports Brazilian employment statistics in terms of formal employment. Formal employment comprises employment registered with the Ministry of Labor and subject to social security contributions by employers. According to the Ministry of Labor statistics report, formal employment in Brazil decreased by 3.3% in 2016 (equivalent to approximately 1,322,000 jobs).

In the fourth quarter of 2016, the unemployment rate in Brazil was 12%, a 3.1% increase compared to the fourth quarter of 2015. The average unemployment rate for 2016 was 11.5%. The 2016 unemployment levels can be attributed to the slower pace of Brazil’s economic activity.

Wages

Federal guidelines for minimum wage adjustments applicable from 2016 to 2019 are based on inflation and GDP growth. The minimum monthly wage for 2017 was set at R$937, an increase of 6.5% compared to 2016. For 2018, the expected minimum monthly wage is R$969, an increase of 3.4% as compared to 2017.

Real average income (on a monthly basis) for the fourth quarter of 2016 was R$2,043, remaining stable when compared to the third quarter of 2016 (R$2,026) and the fourth quarter of 2015 (R$2,033).

Social Security

Under Brazil’s state-operated social security and pension system, employers are generally required to contribute 20% of each employee’s wages to the system on a monthly basis. As of January 1, 2016, monthly benefits paid by Brazil’s state-operated social security and pension system increased by 11.3%. In 2016, the monthly lower and upper limits of the social security pensions paid to private sector retirees were R$880 and R$5,190, respectively.

As a complement to the public spending ceiling approved in December 2016, the Federal Government also sent to Congress in December 2016 a proposal to reform the Brazilian social security system in an attempt to restore fiscal balance. The proposed reform imposes a minimum retirement age of 65 years for men and women, with a minimum of 25 years of social security contributions, among other changes. Congressional approval is still pending.

State-Owned Enterprises

Corporate Enterprises

Brazil has two types of state-owned enterprises: public enterprises and mixed-ownership companies. Public enterprises, which can exist in any legally permissible corporate form, are wholly owned by the states or the Federal Government and are created by specific laws to carry out economic activities. Examples of federal public enterprises are BNDES and the Federal Savings Bank (Caixa Economica Federal or “CEF”). Mixed-ownership companies are corporations majority-owned by the Federal Government or state governments. Petrobras, Banco do Brasil and Eletrobras are examples of mixed-ownership companies.

In 2016, the State-Owned Enterprises Responsibility Law was enacted to establish stricter rules for purchasing, bidding and the appointment of officers and directors in state-owned enterprises and mixed-ownership companies. It also provides rules for the establishment of compliance and risks departments, as well as disclosure of information to increase transparency.

Autonomous Institutions and Public Foundations

Brazil has autonomous institutions and public foundations. Autonomous institutions, such as the Central Bank and the Brazilian Securities Commission (Comissão de Valores Mobiliarios or “CVM”), carry out public functions that require decentralized financial and operational management. Public foundations are public non-profit entities with administrative autonomy that manage their own assets. Their expenses are financed by the Federal Government and other sources.

Private Parties

Under Brazilian law, private parties may only engage in public activities with authorization of the Federal Government. Through public concessions, the Federal Government has authorized private parties to participate in areas formerly reserved to the Federal Government under the Constitution, including broadcasting and telecommunications, electric power service and facilities and hydroelectric power generation. Nuclear energy, as well as mining and processing of radioactive ores, minerals and their byproducts, remains under the Federal Government’s monopoly.

Environment

The Constitution grants citizens the right to a clean environment and imposes duties on the Federal Government, the states, the Federal District and municipalities to protect the environment, take measures against pollution and protect fauna and flora. At the federal level, the Ministry of the Environment (Ministério do Meio Ambiente, dos Recursos Hídricos e da Amazônia Legal) formulates and implements environmental policies, the National Council on the Environment (Conselho Nacional do Meio Ambiente) prepares environmental regulations and the Brazilian Institute of the Environment and Renewable National Resources (Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis, or “IBAMA”) supervises and oversees the application of environmental regulations.

Over the past four decades, Brazil has increased its efforts to improve the environment and ensure long-term sustainable economic development. The government’s efforts have centered on combating deforestation, promoting the recovery and reasonable use of biological diversity and expanding protected areas. The Brazilian Forest Code (Código Florestal Brasileiro or “Forest Code”), enacted in 2012, establishes rules designed to restore lands damaged due to non-compliance with preservation rules, in addition to legal reserves (portions of privately-owned land preserved for natural resources) and permanent preservation areas, which are subject to certain preservation requirements.

Sustainable development is also at the core of Brazilian foreign policy. According to the Food and Agriculture Organization of the United Nations, Brazil alone registered more than 50% of the global reduction in carbon emissions between 2001 and 2015. Combating illegal deforestation is one of the primary factors in Brazil’s reduction in carbon emissions. Under the Paris Climate Change accord, Brazil committed to reduce its emissions by 37.5% (measured against emissions in 2005) by 2025. Additionally, Brazil committed to (i) restore and reforest 12 million hectares of forests, (ii) promote the use of sustainable bioenergy and (iii) achieve an estimated 45% share of clean energy in its energy consumption profile by 2030.

Brazil boasts one of the largest reserves of tropical rainforest and freshwater biodiversity on the planet, and, according to the Ministry of Mines and Energy (Ministério de Minas e Energia), one of the cleanest energy consumption profiles in the industrialized world, with 41.2% of all energy derived from renewable sources. It is also the world’s leading producer of sugarcane ethanol, according to the Brazilian Sugarcane Industry Association and the Brazilian Trade and Investment Promotion Agency.

Education

The Federal Government provides centralized guidelines for public and private education at all levels and coordinates the National Board of Education, which evaluates and sets general rules on education. State and municipal governments are responsible for funding free public education for all children up to the completion of secondary education.

Primary and Secondary Education

Primary education has become almost universal for children in Brazil, according to the Ministry of Education (Ministério de Educação), and continues to improve in terms of both quality and access. In primary schools, students have access to a range of support programs to ensure student retention, including the Family Grant (Bolsa Família), a conditional cash allowance program linked in part to school attendance. Public schools also provide free meals, textbooks, healthcare and transportation. As of December 31, 2016, (i) 27.7 million students attended primary school and (ii) 8.1 million students attended secondary school.

Higher Education

The Federal Government launched the University for All Program (Programa Universidade para Todos or “PROUNI”) in 2004. PROUNI awards full and partial scholarships to low income students to attend higher education institutions. Since its inception, PROUNI has granted 3.1 million scholarships.

Wealth and Income Distribution

While the income gap between Brazil’s wealthiest and poorest citizens remains significant, it has substantially decreased in recent decades. The stabilization of Brazil’s economy and lower inflation levels have increased the purchasing power of the lower-income population in Brazil.

Brazil’s main social welfare program to address poverty is the Brazil Without Extreme Poverty Plan (Brasil sem Miséria). The plan, which was established in 2011 and focuses on families with a monthly income per capita between R$85 and R$170, includes income transfer mechanisms, access to public services and initiatives for job placement. The Family Grant (Bolsa Familia), which is part of the Brazil Without Extreme Poverty Plan, is a conditional allowance program that has provided a monthly cash income to approximately 14 million families (40 million individuals), subject to compliance with certain statutory requirements, since 2003. Cash transfers under the Family Grant totaled R$28.5 billion in 2016.

The Federal Government also has a social housing initiative for low- to middle-income families called “My House My Life” (Minha Casa Minha Vida). As of December 2016, the program generated contracts for 4.5 million houses and delivered approximately 3.2 million houses, benefiting 11 million citizens. Subsidies provided to homeowners under the program reach up to 95% of property value.

In addition, the Light for All Program (Programa Luz para Todos) was introduced in 2003. The initial goal to provide electricity for more than 10 million citizens in Brazil’s rural areas was achieved in May 2009. As of December 2016, the program had provided 131.3 thousand free electricity connections, representing 64% of the total goal of bringing electricity to 206.2 thousand residences between 2015 and 2018. Currently, the program benefits about 16 million people in rural areas across the country.

Antitrust

Under Brazil’s Antitrust Law, anticompetitive-conduct investigations, merger and acquisition controls and final antitrust regulatory approval are centralized in a single independent agency, the Administrative Council of Economic Defense (Conselho Administrativo de Defesa Econômica or “CADE”). The Antitrust Law sets forth general criteria for determining anti-competitive behavior, such as price fixing, predatory pricing, exclusive dealing arrangements and resale price maintenance.

All acts or transactions (regardless of form) are required to be submitted for antitrust approval if the act or transaction involves an entity or group with more than R$750 million in revenues in Brazil in the preceding fiscal year and a second entity or group with more than R$75 million in revenues in Brazil in the preceding fiscal year.

Anticompetitive practices may subject an entity to fines between 0.1% and 20% of the entity’s gross revenue for the fiscal year preceding the start of an antitrust investigation. If a company’s gross revenue cannot be assessed, it may be subject to a fine between R$50,000 and R$2 billion.

Anticorruption Laws

The Anticorruption Law came into force on January 29, 2014. Also known as the Clean Company Act, this law is intended to provide civil and administrative accountability of companies engaging in fraud, bribery and other corrupt practices. The principal innovations of the Anticorruption Law are: (i) companies can be held liable in cases of corruption, regardless of intent; (ii) significant administrative and judicial penalties may be imposed; (iii) fines may be reduced if companies cooperate in relevant investigations and (iv) the law may be enforced by all levels of government and covers Brazilian companies acting abroad.

National Strategy to Combat Corruption and Money Laundering – ENCCLA

The ENCCLA program was created in 2003 under the coordination of the Ministry of Justice and Public Security (Ministério da Justiça e da Segurança Pública) to prevent money laundering. Its scope was broadened in 2006 to also include corruption more generally. The ENCCLA is made up of over 70 agencies, members of the three branches of government, public prosecutors and civilians acting directly and indirectly to prevent corruption and money laundering. The ENCCLA encourages joint action, collaboration and expertise-sharing among entities through its yearly plenary session and the creation of working groups to implement specific goals and targets. The program has led to a number of developments in the fight against money laundering and corrupt practices, including the modernization of money laundering legislation, the creation of various registries such as the Registry of the Financial System Clients managed by the Central Bank, the institution of nationwide training programs, the optimization of technology networks and the improvement of publicly available resources for combating money-laundering and corruption.

Incentives for Private Investment

Technology

The Innovation Act, enacted in 2004 and recently updated in January 2016, encourages economic efficiency and the development and diffusion of technologies that have the potential to induce economic activity and improve competitiveness in international trade.

Intellectual Property

The Intellectual Property Law (enacted in 1996) regulates rights and obligations related to intellectual property and provides for the protection of these rights while counterbalancing social interest and technological and economic development. The statute protects inventions and utility models, industrial designs and trademarks.

Public-Private Partnerships

Brazilian law provides for two types of public-private partnerships: (i) contracts for concessions of public works or utility services and (ii) contracts for rendering services under which a public sector entity is the end-user. Public-private partnership contracts must be valued at a minimum of R$20 million and their terms vary between five and thirty-five years, including any term extension. All contracts are awarded through a public bidding process.

National Policy for Regional Development

In 2007, the National Policy for Regional Development (Política Nacional de Desenvolvimento Regional or “PNDR”) was created to address regional inequalities. PNDR’s main source of financing comes from regional development funds and the Federal Government. PNDR is monitored by the National Information System for Regional Development (Sistema Nacional de Informação para o Desenvolvimento Regional) and coordinated by the Ministry for National Integration (Ministério da Integração Nacional).

THE BRAZILIAN ECONOMY

Historical Background

In December 1993, with the aim of addressing the high inflation levels of the late 80s and early 90s, the Federal Government enacted the Plano Real economic program, which was highly successful in curtailing inflation, building a foundation for sustained economic growth and adopting fiscal austerity. The Plano Real was also designed to address persistent deficits in the Federal Government’s accounts, expansive credit policies and widespread, backward-looking indexation.

The Federal Government formally adopted inflation targeting as its monetary policy framework in 1999 in an environment shaped by the uncertainty of the impact of the devaluation of the Real in the Brazilian economy. Under the inflation-targeting regime, achievement of inflation targets is the main objective of the Central Bank’s monetary policy decisions. In 2016, aiming to restore fiscal balance, a public spending cap was also adopted. For more information, see “The Financial System—Monetary Policy and Money Supply” and “Public Finance—General—Ceiling on Public Spending.”

Economy in 2016

At the end of 2015, macroeconomic data indicated that economic activity would be weak in 2016. However, after the presidential impeachment process, confidence indicators began to recover the Brazilian Real appreciated against the U.S. Dollar. The first two quarters of 2016 provided better results than expected: declines of 1.0% and 0.4% quarter-on-quarter (“QoQ”), respectively, were both improvements over the average 1.5% quarterly contraction in 2015.

The upward trend reversed in the third quarter of 2016, however, and confidence levels plateaued. Weak third quarter economic activity, coupled with the poor performance of the labor market throughout 2016, highlighted the persistently weak overall Brazilian economy, which ended the third and fourth quarters of 2016 in a recession (-0.6% and -0.5% QoQ, seasonally adjusted respectively).

In addition, inflation remained high in 2016, primarily due to high food prices, partially offset by a slowdown in market prices, which increased 6.3% in 2016 compared to 10.7% in 2015. For more information, see “The Financial System—Monetary Policy and Money Supply—Inflation.”

With respect to the external sector, Brazil had a current accounts deficit in 2016, mostly driven by trade imbalances. The year was marked by a decline in prices of the main products in the monitored price basket and an appreciation of the domestic currency. As such, the decrease in exports was lower than that of imports, which were mainly affected by weak local economic activity.

Direct investment inflows continued to be substantial, which offset the net outflow of funds from portfolio investments. As a result, the balance of payments showed a comfortable financing of the current account balance throughout the year.

Gross Domestic Product

GDP is an aggregate measure of production equal to the sum of the market values of all final goods and services in a period of time.

Brazil’s GDP contracted 3.6% in 2016, after a contraction of 3.8% in 2015. The agricultural sector contracted by 6.6% in 2016, whereas the industrial sector contracted by 3.8% and the services sector contracted by 2.7%, each compared to 2015. On the demand side, gross fixed capital formation and household consumption were the main drivers of the recession in 2016, with the former contracting by 10.2% and the latter declining by 4.2% in 2016.

Brazil’s economic performance in 2016 did not differ significantly from 2015, showing slow activity in all sectors of the economy. The political crisis associated with the fiscal deterioration of government accounts resulted in low confidence among entrepreneurs and consumers, restraining investment and consumption levels. Furthermore, there was a reduction in investments, which are a main source of economic growth, due in part to the decrease in investments by Petrobras and by construction companies targeted by the Lava Jato investigation.

The following table sets forth Brazil’s GDP at current prices and expenditures for each of the years indicated.

Table No. 8

GDP at Current Prices - Demand Side

In Billions of Reais (R$), except percentages(1)

	2012		2013		2014		2015		2016
Final Consumption	3,849.0	79.9%	4,297.7	80.6%	4,745.3	82.1%	5,014.4	83.6%	5,276.2	84.2%
Gross Capital Formation	1,031.2	21.4%	1,156.6	21.7%	1,187.5	20.5%	1,056.8	17.6%	968.0	15.4%
Gross Fixed Capital Formation	997.5	20.7%	1,114.9	20.9%	1,148.5	19.9%	1,085.3	18.1%	1,026.8	16.4%
Changes in Inventories	33.7	0.7%	41.7	0.8%	39.0	0.7%	-28.5	-0.5%	-58.8	-0.9%
Exports of Goods and Services	563.5	11.7%	620.1	11.6%	636.4	11.0%	773.4	12.9%	782.6	12.5%
Imports of Goods and Services	628.9	13.1%	742.8	13.9%	790.2	13.7%	844.1	14.1%	759.9	12.1%
Gross Domestic Product	4,814.8	100%	5,331.6	100%	5,779.0	100%	6,000.6	100%	6,266.9	100%

(1)	Percentages correspond to percentage of total GDP.

Source: IBGE

The following tables set forth the share of GDP by sector at current prices and real growth at current prices by sector for each of the years indicated.

Table No. 9

GDP at Current Prices - Supply Side

In Billions of Reais (R$), except percentages(1)

	2012		2013		2014		2015		2016
Agriculture	200.7	4.2%	240.3	4.5%	250.0	4.3%	256.3	4.3%	295.2	4.7%
Industry	1,065.7	22.1%	1,131.6	21.2%	1,183.1	20.5%	1,151.7	19.2%	1,150.2	18.4%
Mining, Oil and Gas	186.2	3.9%	189.4	3.6%	184.8	3.2%	104.4	1.7%	53.7	0.9%
Manufacturing	514.0	10.7%	558.7	10.5%	597.4	10.3%	606.3	10.1%	634.3	10.1%
Public Utilities	100.2	2.1%	92.8	1.7%	94.0	1.6%	136.8	2.3%	157.2	2.5%
Construction	265.2	5.5%	290.6	5.5%	306.9	5.3%	304.3	5.1%	305.0	4.9%
Services	2,827.9	58.7%	3,181.8	59.7%	3,539.7	61.3%	3,746.3	62.4%	3,969.2	63.3%
Retail Services	548.3	11.4%	614.1	11.5%	676.6	11.7%	662.1	11.0%	678.9	10.8%
Transportation	183.1	3.8%	203.4	3.8%	227.8	3.9%	231.6	3.9%	239.0	3.8%
Communications	148.5	3.1%	157.5	3.0%	168.6	2.9%	163.8	2.7%	166.2	2.7%
Financial Services (2)	260.3	5.4%	272.6	5.1%	318.7	5.5%	378.7	6.3%	452.1	7.2%
Rental Services	358.9	7.5%	419.2	7.9%	463.8	8.0%	500.6	8.3%	529.8	8.5%
Other Services	676.7	14.1%	768.9	14.4%	867.5	15.0%	913.8	15.2%	953.3	15.2%
Government (3)	652.1	13.5%	746.2	14.0%	816.8	14.1%	895.8	14.9%	949.9	15.2%
Value Added at Basic Prices	4,094.3	85.0%	4,553.8	85.4%	4,972.7	86.0%	5,154.3	85.9%	5,414.6	86.4%
Taxes	720.5	15.0%	777.9	14.6%	806.2	14.0%	846.2	14.1%	852.3	13.6%
GDP	4,814.8	100.0%	5,331.6	100.0%	5,779.0	100.0%	6,000.6	100.0%	6,266.9	100.0%

(1)	Percentages correspond to percentage of total GDP.
(2)	Financial intermediation, complementary social security and related services.
(3)	Includes Public Education, Health and Administration.

Source: IBGE

Table No. 10

Real Growth (or Decline) at Current Prices by Sector

	2012	2013	2014	2015	2016
Real GDP	1.9%	3.0%	0.5%	-3.8%	-3.6%
Agriculture and Livestock	-3.1%	8.4%	2.8%	3.6%	-6.6%
Industry	-0.7%	2.2%	-1.5%	-6.3%	-3.8%
Mining, Oil and Gas	-1.9%	-3.2%	9.1%	4.8%	-2.9%
Manufacturing	-2.4%	3.0%	-4.7%	-10.4%	-5.2%
Public Utilities	0.7%	1.6%	-1.9%	-1.5%	4.7%
Construction	3.2%	4.5%	-2.1%	-6.5%	-5.2%
Services	2.9%	2.8%	1.0%	-2.7%	-2.7%
Retail Services	2.4%	3.4%	0.6%	-8.7%	-6.3%
Transportation	2.0%	2.6%	1.5%	-6.6%	-7.1%
Communications	7.0%	4.0%	5.3%	-0.5%	-3.0%
Financial Services	1.5%	1.8%	-0.6%	-0.8%	-2.8%
Rental Services	5.1%	5.1%	0.7%	-0.1%	0.2%
Other Services	3.6%	1.6%	1.9%	-1.9%	-3.1%
Government	1.3%	2.2%	0.1%	-0.1%	-0.1%

Source: IBGE

Principal Sectors of the Economy

The principal sectors of the Brazilian economy are industry, services and agriculture and livestock.

Industry

The industrial sector includes the mining, oil and gas, manufacturing, construction and public utilities subsectors. The industrial sector contracted by 3.8% in 2016, after a contraction of 6.3% in 2015.

As of December 31, 2016, the industrial sector represented 18.4% of Brazil’s GDP, compared to 19.2% of GDP in 2015.

Table No. 11

Annual Changes in Industry Production

By Category of Use

	2012	2013	2014	2015	2016
Capital Goods	-11.2%	12.2%	-9.3%	-25.3%	-11.1%
Intermediate Goods	-1.6%	0.4%	-2.4%	-5.2%	-6.4%
Consumer Goods	-0.5%	2.6%	-2.3%	-9.4%	-5.9%
Durable Goods	-1.4%	4.4%	-9.1%	-18.5%	-14.7%
Nondurable Goods	0.1%	0.8%	3.7%	-9.6%	-5.7%

Source: IBGE

Mining, Oil and Gas

The mining, oil and gas subsector declined 2.9% in 2016, after an expansion of 4.8% in 2015. The subsector represented only 0.9% of GDP in 2016.

I. Oil and Gas.

The National Agency of Oil, Natural Gas and Biofuels (Agência Nacional do Petróleo, Gás Natural e Biocombustíveis or “ANP”) is an independent regulatory agency linked to the Ministry of Mines and Energy, which regulates the oil industry in Brazil. The ANP conducts tender offers for concessions to drill for oil and natural gas in defined areas, or blocks. The concession regime covers roughly 98% of the Brazilian sedimentary basin.

The Federal Government also has a production sharing regime for oil and gas exploration and production in pre-salt fields not under concession and other areas designated as strategic areas by the Federal Government. Under the production-sharing model, the National Energy Policy Council (“CNPE”), prior to conducting a public bid, gives Petrobras a preference right to act as the operator of any pre-salt deep-water field at a minimum consortium interest of 30%. Prior to 2016, Petrobras was required to be the exclusive operator of any pre-salt deep-water field, subject to a minimum 30% participation interest. Exploration and production rights for the blocks are subsequently offered under public bids. Winning bids are determined based on which bidder offers the Federal Government the highest share of excess oil, also known as “profit oil.”

The discovery of significant oil reserves in the pre-salt layer may potentially turn Brazil into an oil exporting country. The average annual daily production from the pre-salt layer reached an average of 1.0 million barrels per day in 2016, a 33% increase in comparison to 2015. Pre-salt layer production represents approximately 47% of Petrobras total oil production, and in 2018 it is expected to reach 52% of Petrobras oil production. Petrobras accounts for approximately 85% of the oil production of Brazil.

Brazilian production reached approximately 918.7 million barrels of oil and 37.9 billion cubic meters of natural gas in 2016, which represents an increase of 3.3% in oil production and an increase of 7.9% in natural gas production compared to 2015. Between 2006 and 2016, oil production grew by almost 50%, while natural gas production doubled. The significant increase in oil and gas production can be attributed to the discovery of new production areas, which led to an increase in proven reserves.

In 2016, oil prices remained at low levels. Lower oil prices accounted for decreases in royalties on production, and as a result, affected the revenues of oil-producing municipalities and states due to decreases in extraordinary financial compensation owed by operating and production concessionaires of oil or natural gas. Lower oil prices reduced the profitability of extraction projects and, consequently, Petrobras’ profit margins.

II. Ethanol and Biodiesel.

The ANP also regulates ethanol production in Brazil. The Federal Government has continuously supported the development of technologies, production and distribution of ethanol as an alternative to petroleum. Since 2005, consumer traded diesel has been required to contain a minimum ratio of biodiesel. The current minimum ratio of biodiesel, established in 2014, is 7%. Biodiesel production reached 3.8 million cubic meters in 2016, a decrease of 3.5% compared to the production in 2015.

As the world’s largest producer of sugarcane ethanol, Brazil is now at the forefront of renewable energy among developing countries. Ethanol production comprises several activities such as development of special sugarcane varieties, crop techniques, processing, storage and distribution and flex fuel engine technology. Recently, research has been focused on the development of sugarcane varieties, second-generation ethanol, and optimization of agricultural and industrial production processes. In 2016, national production of anhydrous and hydrated ethanol reached 28.7 million cubic meters, a decrease of 4.4% compared to production in 2015.

The Federal Government also promotes biodiesel production and its use as a sustainable energy source through the National Program for the Production and Use of Biodiesel (Programa Nacional de Produção e Uso do Biodiesel). Biodiesel production reached 3.8 million cubic meters in 2016, a decrease of 3.5% compared to production in 2015.

Manufacturing

The manufacturing subsector declined by 5.2% in 2016 after a decline of 10.4% in 2015. The result was influenced mainly by the reduction in volume of value added in the manufacture of machinery and equipment, automotive industry, metallurgy, food and beverages, furniture and metal, rubber and plastic products. The manufacturing subsector represented 10.1% of GDP in 2016, remaining stable as compared to 2015.

Public Utilities

Corresponding to 2.5% of GDP in 2016, the performance of the public utilities subsector (electricity and gas, water, sewage and urban cleaning) stood out within the industrial sector: the subsector presented an expansion of 4.7% in 2016 after contracting by 1.5% in 2015.

Construction

The construction sector declined by 5.2% in 2016 after a decline of 6.5% in 2015. The construction sector represented 4.9% of GDP in 2016.

Services

Services, which include retail, transportation, communications, financial services, rental services and government subsectors such as public education, public health and public services in general, represent more than 60% of Brazil’s GDP. The services sector contracted by 2.7% in 2016 after a contraction of 2.7% in 2015.

I. Transportation

i. Roads

Brazil has a road network of approximately 1.7 million kilometers, of which approximately 12.3% is paved, according to the National Confederation of Transportation (Confederação Nacional do Transporte). Most paved roads are maintained by federal and state authorities, while the vast majority of unpaved roads are the responsibility of municipal authorities.

ii. Railroad

Between 2006 and 2015, freight traffic on railways in Brazil increased from 238.4 billion paid metric tons times kilometers travelled (Revenue Tonne Kilometres or “RTK”) to 341.2 billion RTKs, a growth of 43.1%. Brazil’s railway system consists of approximately 28 thousand kilometers.

iii. Air

Major Brazilian cities are served by both domestic and international airlines, and many smaller communities benefit from scheduled service by domestic airlines. In 2016, there were 104.8 million airline passengers in the 60 airports managed by Infraero, the state-owned enterprise that manages airports in Brazil.

The National Civil Aviation Agency (Agência Nacional de Aviação Civil) is responsible for monitoring the airports and managing airport concession contracts. Recently, a government program has been designed to improve and revamp the airport infrastructure of the country. Through this program, the government has granted concessions to private companies to run the major airports in the country.

iv. Water

With 8,500 kilometers of sea coast, the Brazilian port industry handles more than 90% of Brazil’s exports. In 2016, about 998.1 million tons of products passed through Brazilian ports, a decrease of 0.2% in comparison with 2015. Brazil’s main ports are located in the cities of Rio de Janeiro, Santos, Paranaguá, Rio Grande and São Sebastião. Of the 37 public ports managed by the Ministry of Transportation, Ports and Civil Aviation (Ministério dos Transportes, Portos e Aviação Civil), 18 are supervised by, granted to or operated by state and municipal governments. The other 19 maritime ports are administered directly by companies that are majority-owned by the Federal Government.

II. Telecommunications

The Brazilian Telecommunication Regulatory Agency (Agência Nacional de Telecomunicações, or “ANATEL”) is the agency responsible for regulating the telecommunications sector. The telecommunications sector includes telecommunications services (including fixed line and mobile telephony and internet access providers), computer services (including software development and data processing), audiovisual services (including cable TV programming and advertising and merchandising for TV and radio) and other services.

In 2016, investment in the telecommunications sector amounted to R$28.7 billion, including concessions, which represents a decrease of 11.5% when compared to 2015. Since the privatization of the sector, total investment in the telecommunication sector reached R$416 billion. Communication services decreased by 3.0% in 2016 when compared to 2015. In 2015, there was a decrease of 0.5% compared to the previous year.

Agriculture and Livestock

Brazil’s agriculture and livestock sector is among the most productive and competitive in the world, according to the United States Department of Agriculture (“USDA”). Despite the slowdown in global agricultural trade, Brazilian agricultural exports share in the international market has been increasing and Brazil is consolidating its position as one of the leading agricultural producers and exporters, according to the World Trade Organization. The agriculture and livestock sector, which represents approximately 5.0% of Brazil’s GDP, contracted by 6.6% in 2016, after expanding 3.6% in 2015. This decrease in production can be attributed to unfavorable climate conditions.

According to data from the USDA, Brazil is the largest producer and exporter of coffee, the second largest producer and the largest exporter of soybeans, and the largest exporter of sugar in the world. In the 2016/2017 season, Brazil accounted for 35.3% of the global coffee production, 25.4% of global coffee exports, 30.7% of global soybeans production, 42.3% of global soybeans exports, and 48.7% of global sugar exports.

Brazil is the second largest producer of beef in the world and the largest global exporter of broiler meat, according to the USDA. In 2016, Brazil produced 9.5 billion tons of beef and exported 1.8 billion tons (18.7% of world exports). Broiler meat exports totaled 4.3 billion tons in the same period, corresponding to 38.3% of total global broiler meat exports.

In 2016, agricultural exports accounted for approximately US$71.5 billion (accounting for 38.6% of Brazil’s total exports) compared to US$74.5 billion or 39.0% of Brazil’s total exports in 2015. Among the main products exported in 2016, soybeans accounted for 10.4% of Brazil’s total exports; meats accounted for 6.4% and green coffee accounted for 2.6%.

THE FINANCIAL SYSTEM

General

Brazil’s financial system consists of public and private sector financial institutions. As of December 31, 2016, the Brazilian financial system included 133 multi-service banks, 21 commercial banks, 14 investment banks and numerous savings and loan, brokerage and leasing financial institutions. A significant portion of the activities of federal and state banks involves lending Federal Government funds to industrial, agricultural and building development companies.

The principal authorities that regulate Brazilian financial institutions are (i) the CMN, the highest-level federal agency responsible for Brazil’s monetary policy, (ii) the Central Bank, responsible for the implementation, regulation and supervision of the financial system and (iii) the CVM, responsible for the development and regulation of the Brazilian capital markets.

In 2016, the average leverage of the Brazilian banking system was approximately 3.8 times shareholders’ equity and Brazilian private sector financial institutions were generally well-capitalized. Public sector banks, which play an important role in the Brazilian banking industry, accounted for 57.7% of the banking system’s total demand deposits and 38.4% of total assets as of December 2016.

Institutional Framework

Brazilian monetary and credit policies are formulated by the CMN with the principal objective of promoting Brazilian monetary stability, in addition to economic and social development. The CMN issues general guidelines for the operation of the national financial system and is responsible for (i) adapting the volume of money supply to the conditions of the economy, (ii) regulating the internal and external value of currency and the equilibrium of the balance of payments, (iii) guiding investments of funds of financial institutions, (iv) promoting the improvement of institutions and financial instruments, (v) ensuring liquidity and solvency of financial institutions, (vi) coordinating monetary, credit, budgetary and internal and external public debts and (v) setting inflation targets and tolerance intervals. The CMN is managed by its three members: the Minister of Finance, the Minister of Planning and Budget and the President of the Central Bank.

The Central Bank is responsible for ensuring the stability of the Brazilian Real’s purchasing power and a solid and efficient financial system, and it implements the monetary, currency and credit policies established by the CMN. Within the Central Bank, COPOM establishes the guidelines for monetary policy and sets the short-term interest rate target. The Central Bank is managed by a board of directors. The President and each director are appointed by the President of the Republic, subject to confirmation by the Senate.

Monetary Policy and Money Supply

Selic

In October 2016, COPOM reduced the Selic rate from 14.25% to 14.00% per year, leading the Central Bank to initiate a monetary policy easing cycle, gradually cutting the Selic interest rate from 14.25% to 8.25% in 2017.

Inflation

Brazil adopted an inflation-targeting monetary policy framework in 1999. The CMN sets annual inflation targets and tolerance intervals based on the IPCA, Brazil’s principal inflation index, while the Central Bank uses monetary policy instruments, principally the Over/Selic rate, to achieve the inflation targets. The Over/Selic rate is a market-determined overnight rate for operations with federal bonds that functions as Brazil’s basic interest rate.

The following table sets forth the IPCA for the periods indicated.

Table No. 12

Broad National Consumer Price Index (IPCA)

Trailing 12 Months

As of December 31,
2012	5.84%
2013	5.91%
2014	6.41%
2015	10.67%
2016	6.29%

Source: IBGE

The elevated twelve-month inflation level for 2015 reflects price adjustment processes that occurred in 2015 as a result of the government’s decision to allow prices controlled by the government to float freely and the recovery of fiscal revenues at federal and state levels at the beginning of 2016, in addition to temporary supply shocks in the food segment.

As of December 31, 2016, accumulated inflation for the previous 12 months was 6.3%, showing a significant slowdown when compared to inflation of 10.7% in 2015. Despite the decline, inflation remained high in 2016, in particular due to elevated food prices.

From 2006 to 2016, the CMN established an inflation target of 4.5%, with a tolerance level of plus or minus 2 percentage points. The Central Bank fulfilled these inflation targets in each year other than 2015.

For 2017 and 2018, the inflation target is 4.5% with a tolerance interval of plus or minus 1.5 percentage points. The Central Bank’s inflation projection for 2017 is 3.8%.

For 2019, the inflation target is 4.25% with a tolerance interval of plus or minus 1.5 percentage points. For 2020, the inflation target is 4.0% with a tolerance interval of plus or minus 1.5 percentage points.

Open Market Operations

The Central Bank periodically intervenes in the overnight funds market to provide liquidity and maintain the Over/Selic rate near the target rate. Among other strategies to control liquidity levels, the Central Bank enters into open market transactions, including definitive or resale and repurchase agreements (operações compromissadas), which are indexed to the Over/Selic rate.

Open market operations totaled R$1,047.5 billion (or 16.7% of GDP) in the year ended December 31, 2016 compared to 913.3 billion (or 15.2% of GDP) in the year ended December 31, 2015. The increase in open market operations in 2016 was mainly the result of interest payments on repurchase operations.

Swap Transactions

As part of its implementation of monetary and foreign exchange policy, the Central Bank periodically enters into interest rate and foreign exchange swaps conducted through auctions in the Central Bank’s electronic system and recorded in the B3 systems. The Central Bank generally enters into two types of swap contracts: (i) exchange swaps with periodic adjustments (Swap Cambial com Ajuste Periodico), which are based on the difference between the effective interest rate of interbank deposits and the Brazilian Real-U.S. Dollar exchange rate and (ii) exchange swaps with periodic adjustments based on one-day repurchase agreements, which are based on the difference between the Selic rate and the Brazilian Real-U.S. Dollar exchange rate. B3 assumes all credit risk arising from these swap transactions.

From August 2013 to March 2015, the Central Bank maintained a program providing foreign exchange hedging protection to economic agents and liquidity to the foreign exchange market. However, the program was discontinued in 2015 and the Central Bank is currently reducing its position in swap contracts through the use of reverse swaps. The amount of swaps decreased from R$426.8 billion in December 2015 to R$85.5 billion in December 2016.

Reserve Requirements and Money Supply

The Central Bank sets mandatory reserve requirements for all depositary institutions, commercial banks, multi-service banks, investment banks, development banks and savings and loans financial institutions. These reserve requirements are applied to a wide range of banking activities and transactions, such as demand deposits, savings deposits, time deposits, debt assumption transactions, automatic reinvestment deposits, funding transactions, repurchase agreements and export notes. For example, financial institutions are generally required to deposit 45% of their average daily balance of demand deposits in excess of R$70 million in a non-interest-bearing account with the Central Bank.

The following table sets forth selected information regarding changes in the monetary base and money supply for the periods indicated.

Table No. 13

Percentage Increases/Decreases in Monetary Base and Money Supply

	2012	2013	2014	2015	2016
Monetary Base (1)	8.9%	6.9%	5.6%	-3.1%	5.9%
M1 (2)	13.9%	6.0%	2.1%	-4.9%	3.6%
M2 (3)	9.1%	10.9%	9.9%	6.3%	3.7%

(1)	Monetary base represents Central Bank liabilities, including currency and deposits held by commercial banks.
(2)	M1 is currency plus demand deposits.
(3)	Preliminary data. M2 is M1 plus special interest-bearing deposits, savings deposits, and securities issued by custodian institutions.

Source: Central Bank

Foreign Exchange Rates and Exchange Controls

Foreign Exchange Policy

The Brazilian foreign exchange system is structured to enable the Federal Government, through the Central Bank, to regulate and control foreign exchange transactions carried out in Brazil.

When a major imbalance in Brazil’s balance of payments occurs or is foreseeable, the Federal Government is authorized to temporarily impose restrictions on (i) the remittance to foreign investors of the proceeds of their investments in Brazil and (ii) the conversion of Brazilian currency into foreign currencies. In addition, the Federal Government may take measures to control the inflow of foreign capital from time to time in order to minimize volatility, stabilize the exchange rate and reduce the effects of speculative activity.

One of the mechanisms through which the Federal Government controls inflows of foreign capital is the Financial Transactions Tax (Imposto sobre Operações Financeiras or “IOF”). The IOF is levied on credit transactions, foreign exchange transactions, insurance transactions and transactions involving securities at varying rates.

The following table sets forth certain information regarding Brazil’s foreign exchange transactions.

Table No. 14

Foreign Exchange Transactions

In Millions of U.S. Dollars

	2012	2013	2014	2015	2016
Commercial	8,373	11,136	4,137	25,486	47,309
Financial	8,380	-23,396	-13,424	-16,071	-51,562
Total	16,753	-12,261	-9,287	9,414	-4,252

Source: Central Bank

Foreign Exchange Rates

In 1999, the Federal Government decided to adopt a floating exchange rate for the Real. The following table sets forth certain exchange rate information reported by the Central Bank for the sale of U.S. Dollars, expressed in nominal Reais, for the periods indicated. The Federal Reserve Bank of New York does not report a noon buying rate for the Real.

Table No. 15

Commercial Exchange Rates

R$/US$1.00 (Sell Side)

	2012	2013	2014	2015	2016
Average for Period (1)	1.955	2.1605	2.3547	3.3387	3.4833
End of Period	2.0435	2.3426	2.6562	3.9048	3.2591
% Change (End of Period)	8.9%	14.6%	13.4%	47.0%	-16.5%

(1)	Weighted average of the exchange rates on business days during the period.

Source: Central Bank

Financial Institutions

Public Sector Financial Institutions

Brazil’s main public sector financial institutions are Banco do Brasil, BNDES and CEF.

Banco do Brasil. Banco do Brasil, one of Brazil’s largest multi-service banks, is a mixed-ownership company, with the Federal Government holding a majority of its voting shares. It primarily functions as a private multi-service bank, but also has some lending programs that implement certain CMN policies. It is also the principal mechanism through which the Federal Government implements its rural credit policy. Banco do Brasil is the main recipient of loans from the National Treasury and federal agencies. On December 31, 2016, Banco do Brasil had assets of R$1.4 trillion and a net worth of R$77.0 billion. On December 31, 2016, Banco do Brasil was the largest bank in Latin America in terms of assets.

BNDES. BNDES, a development bank wholly owned by the Federal Government, is primarily engaged in providing medium- and long-term financing to the Brazilian private sector. As of December 31, 2016, BNDES and entities under its control had assets of approximately R$867.6 billion and a net worth of approximately R$55.2 billion. In 2016, BNDES repaid R$100 billion to the National Treasury.

CEF. CEF is a savings bank wholly owned by the Federal Government. It is primarily involved in deposit-taking and financing for housing and related infrastructure and may be used by the Federal Government to provide social services. Its main activities relate to raising funds through savings accounts, escrow and time deposits and investment in loans substantially linked to housing. CEF’s assets as of December 31, 2016, were approximately R$1.3 trillion, and its net worth as of the same date was approximately R$27.2 billion.

Other Financial Institutions. Other federal financial institutions include the Bank of the Amazon (Banco da Amazônia), whose mission is to promote development in the Amazon region and the Bank of the Northeast of Brazil (Banco do Nordeste do Brasil), which is almost wholly owned by the Federal Government and has the mission of promoting sustainable development in northeastern Brazil.

Private Sector Financial Institutions

Brazil permits the establishment of multi-service banks, which are licensed to provide a full range of commercial banking, investment banking (including securities underwriting and trading), consumer financing and other services, including fund management and real estate finance.

Private sector financial institutions include commercial banks, investment banks, multi-service banks and other financial institutions. Brazil’s 19 private sector commercial banks and 100 private multi-service banks with commercial portfolios are engaged in wholesale and retail banking. They are particularly active in taking demand deposits and lending for short-term working capital purposes. Brazil’s 14 private investment banks are engaged primarily in collecting time deposits, specialized lending and underwriting securities. As of December 31, 2016, the consolidated net worth of the private sector banking institutions in Brazil was R$573 billion.

Banking Supervision

The Central Bank implements the CMN’s currency and credit policies and supervises financial institutions according to the following objectives: (i) evaluate risks assumed by, and management capacity of, financial institutions, (ii) verify compliance with applicable norms and laws, (iii) stimulate the dissemination of information by financial institutions and (iv) supervise conduct with the objective of combating financing of terrorists and preventing money laundering.

Along with public and private banking institutions, the Central Bank supervises credit, finance and investment companies, savings banks and credit unions, including stock exchanges, insurance and capitalization companies and individuals or entities who carry out activities performed by financial institutions, among others. The Central Bank also oversees the operations of the national rural credit system and of the housing finance system, monitors the registration of foreign capital and exchange transactions and monitors the granting of credit to the public sector.

In addition, the Central Bank is responsible for maintaining financial stability in Brazilian markets. In 2011 the Central Bank created the Financial Stability Committee (Comitê de Estabilidade Financeira) with the main objective of monitoring financial stability and establishing guidelines and strategies to mitigate risks to the financial system, which include imposing adequate capital requirements, liquidity, savings deposit insurance and loan loss reserve requirements on regulated financial institutions, among other measures.

Financial System Solvency

Since 2011, the Central Bank has issued several resolutions and guidelines to implement the most recent recommendations of the Basel Committee on Banking Supervision regarding the capital structure of financial institutions (“Basel III”). Implementation of the new capital structure in Brazil commenced on October 1, 2013, and will follow the agreed international schedule until the completion of the process, in early 2022.

Results through 2016 of the Central Bank’s periodic stress tests of the Brazilian financial system indicate that it maintains adequate shock absorbing capacity as a result of its present capital levels.

Derivatives and Investment Securities

Derivatives and investment securities are subject to various financial reporting requirements issued by the Central Bank. Securities held by financial institutions are required to be classified into certain categories, with such classifications determining mark to market requirements and accounting treatment. Financial institutions are also subject to specific hedge accounting rules regarding derivatives transactions, including monthly mark-to-market (“OTC”) requirements, classification requirements, and requirements to disclose certain information, including strategy.

The CMN authorizes financial institutions to enter into a wide range of non-standard options in the over-the-counter market as long as the derivative is registered in the OTC market or in a system organized by authorized institutions.

Deposit Insurance

Since 1995, Brazil has maintained a deposit insurance system through the Credit Guarantee Fund (Fundo Garantidor de Crédito or “FGC”), a nonprofit civil association that provides guaranties. The deposit insurance system protects creditors in the event of intervention, non-judicial liquidation, bankruptcy or other insolvency of an institution. With the exception of credit cooperatives, the participants in the FGC are all financial institutions and savings and loan associations.

The FGC, whose guaranties cover up to R$250,000 per person of covered claims, guarantees demand deposits, savings deposits, time deposits (in both book entry and certificated form), bills of exchange, real estate bonds, mortgage bonds and agribusiness credit bills, among other liabilities.

The CMN also allows financial institutions to issue Time Deposits with Special Guarantee (Depósitos a Prazo com Garantia Especial or “DPGE”), which are guaranteed by the FGC up to R$20 million. The DPGEs serve as a key source of funds used by small and medium-sized banks in Brazil.

As of December 31, 2016, the total equity of the FGC was R$57.9 billion.

Loan Loss Reserves

The CMN has a nine-category classification system for loans and other extensions of credit, which are assigned ratings ranging from AA to H based on perceived credit risk of the borrower or guarantor and the nature of the credit transaction. The ratings are initially assigned when the extension of credit is made and thereafter are reevaluated on a monthly basis

In 2016, the proportion of financial system credit operations classified at the higher risk levels of E to H grew more than the delinquency rate (percentage of operations in arrears for over 90 days), which has stabilized at approximately 3.7%. The proportion of portfolios classified between E and H continues to rise, reaching 6.9% of the outstanding credit in December 2016.

Foreign Currency Loans

Financial institutions in Brazil are permitted to borrow foreign currency-denominated funds in the international markets either through direct loans or through the issuance of debt securities. CMN Resolution No. 3,844, dated March 23, 2010, regulates the entry into Brazil of foreign capital, which must be registered with the Central Bank. Pursuant to the CMN resolution, financial institutions may borrow foreign currency-denominated funds in the international markets for the purpose of investment in the domestic market, without regard to minimum periods of amortization and retention of the funds in Brazil. Instead, other measures, such as the IOF, may be used to influence short-term capital flows.

Payment Settlement System

Payment orders in the Reserves Transfer System (Sistema de Transferência de Reservas) cannot be processed unless there is a sufficient balance in the paying institution’s reserve account. To avoid payment interruptions, the Central Bank introduced an intra-day credit line backed by National Treasury securities. There is no financial cost for this line, as long as repayment is made the same day; payments not made on the same day are treated as overnight loans for which a penalty rate is charged to the institution with the overdraft. This real-time gross settlement system is intended to prevent intra-day overdrafts from being created in the payment system.

Foreign Banks

Currently, foreign banks may only operate in Brazil with prior authorization by decree issued by the executive branch. Foreign banks are subject to the same rules, regulations and requirements applicable to Brazilian financial institutions.

As of December 31, 2016, there were 67 foreign-controlled or foreign-affiliated banks operating in Brazil and 18 banks in Brazil with significant foreign participation. As of December 2016, foreign bank participation reached 13.2% in total assets and 13.9% in shareholders’ equity of the Brazilian financial system.

Securities Markets

Securities Regulation

The CVM, an autonomous, independent and decentralized agency linked to the Federal Government, implements the policies of the CMN relating to the organization and operation of the Brazilian securities market. It is responsible for regulating Brazil’s stock exchanges, protecting investors and shareholders against fraud or manipulation with respect to securities traded on Brazilian stock exchanges and promulgating accounting and reporting rules to ensure public access to information on issuers and their traded securities. The CVM’s main objectives are to (i) promote the development of the stock market, (ii) promote the efficiency and regular operation of the stock and over-the-counter markets, (iii) protect the holders of securities and market investors against irregularities in the issuance of securities, (iv) ensure public access to information on traded securities and issuers and (v) continuously monitor the activities and services of the securities market.

The Central Bank has licensing authority over brokerage firms and dealers and controls foreign investment and foreign exchange transactions.

Brazilian Stock Exchange

B3 S.A. – Brasil, Bolsa, Balcão (formerly BM&FBOVESPA) is one of the world’s largest financial market infrastructure providers by market value. B3 was established in March 2017 when the securities, commodities and futures exchange activities of BM&FBOVESPA were combined with the activities of Cetip, a provider of financial services for the organized OTC market.

The table below sets forth certain indicators of market activity on B3.

Table No. 16

Market Activity on B3

	2012	2013	2014	2015	2016
Number of Listed Companies	364	363	363	359	349
Market Capitalization (in billions of U.S. Dollars)	1,235.3	1,030.6	844.5	489.7	757.0
Market Volume(1) (in billions of U.S. Dollars)	912.4	851.5	768.1	500.5	530.2

(1)	Exchange rate (sell side) at December 31 for each year.

Source: B3

BALANCE OF PAYMENTS

The balance of payments records a country’s economic transactions with the rest of the world over a one-year period. The following table sets forth information regarding Brazil’s balance of payments for each of the periods indicated.

Table No. 17

Balance of Payments (1)

In Millions of U.S. Dollars

	2012	2013	2014	2015	2016
Current Account	-74,218	-74,839	-104,181	-59,434	-23,530
Balance on Goods	17,420	389	-6,629	17,670	45,037
Exports	242,283	241,577	224,098	190,092	184,453

Imports	224,864	241,189	230,727	172,422	139,416
Services	-40,168	-46,372	-48,107	-36,918	-30,447
Primary Income Balance	-54,308	-32,539	-52,170	-42,910	-41,080
Secondary Income Balance	2,838	3,683	2,725	2,724	2,961
Capital Account (2)	208	322	232	461	274
Financial Account	-73,954	-72,696	-100,599	-55,155	-16,394
Direct Investment	-81,399	-54,240	-70,855	-61,175	-70,367
Net Acquisition of Financial Assets	5,208	14,942	26,040	13,518	7,815
Net Incurrence of Liabilities	86,607	69,181	96,895	74,694	78,182
Portfolio Investments	-15,826	-32,787	-38,708	-22,269	19,216
Net Acquisition of Financial Assets	7,403	8,981	2,820	-3,568	-599
Net Incurrence of Liabilities	23,229	41,768	41,527	18,702	-19,815
Financial Derivatives and Employee Stock Options	-25	-110	1,568	3,450	-969
Other Investments	4,396	20,367	-3,436	23,272	26,488
Net Acquisition of Financial Assets	23,841	39,413	50,667	43,970	33,442
Net Incurrence of Liabilities	19,444	19,046	54,103	20,699	6,954
Reserve Assets	18,900	-5,927	10,833	1,569	9,237
Net Errors and Omissions	57	1,821	3,351	3,818	6,862

(1)	These figures were calculated in accordance with the methodology set forth in the IMF Balance of Payment Method no. 6.
(2)	Includes migrant transfers.

Source: Central Bank

Current Account

Brazil has had current account deficits since 2008. In 2015, the current account deficit was 3.3% of GDP. In 2016, the current account deficit was 1.3% of GDP. The lower 2016 deficit was partially due to an increase in the trade surplus. With the continuing slowdown of the economy, both exports and imports declined in comparison to 2015.

As imports decreased at a much higher pace than exports, the trade balance showed its best historical results, registering a surplus of US$45.0 billion in 2016. The reduction in expenditures in accounts that are more sensitive to economic activity, such as international travel and transportation, also explains the lower current account deficit in 2016.

Balance of Goods

The following table provides information on the principal foreign trade indicators for the periods indicated.

Table No. 18

Principal Foreign Trade Indicators

	2012	2013	2014	2015	2016
Exports in millions of U.S. Dollars	242,283	241,577	224,098	190,092	184,453
% change (1)	-5.2%	-0.3%	-7.2%	-15.2%	-3.0%
% of GDP	9.3%	9.8%	9.1%	7.9%	10.4%
in thousands of tons	546,266	558,499	576,730	637,627	645,356
% change (2)	0.4%	2.2%	3.3%	10.6%	1.2%
Imports in millions of U.S. Dollars	224,864	241,189	230,727	172,422	139,416
% change (1)	-1.3%	7.3%	-4.3%	-25.3%	-19.1%
% of GDP	8.6%	9.8%	9.4%	7.1%	7.8%
in thousands of tons	141,768	159,583	165,309	146,509	139,908
% change (2)	-4.6%	12.6%	3.6%	-11.4%	-4.5%
Exports/Imports (3)	1.1	1.0	1.0	1.1	1.3
Trade Balance in millions of U.S. Dollars	17,420	389	-6,629	17,670	45,037
% change (1)	-36.9%	-97.8%	-1805.9%	-366.6%	154.9%
% of GDP	0.7%	0.0%	-0.3%	0.7%	2.5%
GDP	2,612,855	2,459,022	2,461,436	2,415,916	1,776,384

(1)	Percentage change from previous year.
(2)	Percentage change in volume, by weight.
(3)	Exports divided by imports.

Source: Central Bank and Ministry of Industry, Foreign Trade and Services (Ministério da Indústria, Comércio Exterior e Serviços)

Exports

Since 2009, the largest market for Brazilian products has been Asia, followed by the European Union. The following table sets forth certain information regarding the destination of Brazil’s exports for the periods indicated.

Table No. 19

Exports by Region (FOB Brazil) (1)

In Millions of U.S. Dollars, except for percentages(2)

	2012		2013		2014		2015		2016
Asia (ex-Middle Eastern)	75,757	31.2%	78,275	32.3%	73,944	32.8%	63,438	33.2%	62,139	33.5%
China, Hong Kong and Macau	43,686	18.0%	49,372	20.4%	43,939	19.5%	37,716	19.7%	37,396	20.2%
ASEAN (3)	10,215	4.2%	9,022	3.7%	11,350	5.0%	10,703	5.6%	10,616	5.7%
Others	9,399	3.9%	7,197	3.0%	8,105	3.6%	7,052	3.7%	6,641	3.6%
Japan	7,956	3.3%	7,964	3.3%	6,719	3.0%	4,845	2.5%	4,604	2.5%
South Korea	4,501	1.9%	4,720	2.0%	3,831	1.7%	3,122	1.6%	2,881	1.6%
Europe	57,140	23.6%	55,818	23.1%	50,905	22.6%	40,873	21.4%	39,812	21.5%
European Union	49,102	20.2%	47,772	19.7%	42,047	18.7%	33,947	17.8%	33,357	18.0%
Others	4,897	2.0%	5,072	2.1%	5,029	2.2%	4,462	2.3%	4,155	2.2%
Russia	3,141	1.3%	2,974	1.2%	3,829	1.7%	2,464	1.3%	2,300	1.2%
South America	40,117	16.5%	41,112	17.0%	36,703	16.3%	31,071	16.3%	30,034	16.2%
Mercosur	27,856	11.5%	29,534	12.2%	25,053	11.1%	20,987	11.0%	19,658	10.6%
Andean Community of Nations	7,621	3.1%	7,060	2.9%	6,636	2.9%	6,078	3.2%	6,265	3.4%

	2012		2013		2014		2015		2016
Others	4,640	1.9%	4,519	1.9%	5,013	2.2%	4,006	2.1%	4,110	2.2%
North America	33,784	13.9%	31,586	13.1%	33,013	14.7%	30,031	15.7%	29,336	15.8%
United States of America	26,701	11.0%	24,653	10.2%	27,028	12.0%	24,080	12.6%	23,156	12.5%
Mexico	4,003	1.7%	4,230	1.7%	3,670	1.6%	3,588	1.9%	3,813	2.1%
Canada	3,080	1.3%	2,702	1.1%	2,316	1.0%	2,363	1.2%	2,366	1.3%
Middle Eastern	11528	4.8%	10954	4.5%	10419	4.6%	9957	5.2%	10146	5.5%
Africa	12,213	5.0%	11,087	4.6%	9,701	4.3%	8,202	4.3%	7,832	4.2%
Central America and Caribbean	6,577	2.7%	8,523	3.5%	5,869	2.6%	4,644	2.4%	3,671	2.0%
Non-declared	4,871	2.0%	4,135	1.7%	4,038	1.8%	2,427	1.3%	1,732	0.9%
Oceania	592	0.2%	545	0.2%	509	0.2%	490	0.3%	534	0.3%
Total	242,578	100%	242,034	100%	225,101	100%	191,134	100%	185,235	100%

(1)	According to the Common Nomenclature of MERCOSUL (Nomenclatura Comum do MERCOSUL or “NCM”).
(2)	Percentages correspond to percentage of total exports.
(3)	Association of Southeast Asian Nations.

Source: Ministry of Industry, Foreign Trade and Services

The following table sets forth certain information regarding exports by product categories.

Table No. 20

Brazilian Exports (FOB) (1)

In Millions of U.S. Dollars, except for percentages(2)

	2012		2013		2014		2015		2016
Primary Products	113,454	46.8%	113,023	46.7%	109,556	48.7%	87,188	45.6%	79,175	42.7%
Industrialized Products	129,124	53.2%	129,010	53.3%	115,545	51.3%	103,946	54.4%	106,104	57.3%
Semi-Manufactured	33,042	13.6%	30,526	12.6%	29,065	12.9%	26,463	13.8%	27,965	15.1%
Manufactured (3)	96,082	39.6%	98,485	40.7%	86,479	38.4%	77,483	40.5%	78,140	42.2%
Total	242,578	100.0%	242,034	100.0%	225,101	100.0%	191,134	100.0%	185,280	100.0%

(1)	According to the NCM.
(2)	Percentages correspond to percentage of total exports.
(3)	Special Transactions included. The Special Transactions code is used when the specific product codes cannot be identified. Some of the transactions classified as “special” include: purchase and sale of ships and airplanes used in international transportation, purchase and sale of drilling platforms to be used in international waters, ships, airplanes and other transportation vehicles (on board consumption), postal packages, non-financial leases, personal property of migrants, donations and duty-free shops.

Source: Ministry of Industry, Foreign Trade and Services

The following table sets forth certain information regarding exports by major commodity groups for the periods indicated.

Table No. 21

Exports (FOB Brazil)(1)

In Millions of U.S. Dollars, except for percentages(2)

	2012		2013		2014		2015		2016
Livestock and Animal Products	15,365	6.3%	16,631	6.9%	17,528	7.8%	14,483	7.6%	13,895	7.5%
Vegetable Products	31,357	12.9%	36,113	14.9%	35,536	15.8%	34,099	17.8%	29,992	16.2%
Oils, Fat and Waxes of Animals and Plants	2,539	1.0%	1,845	0.8%	1,584	0.7%	1,626	0.9%	1,251	0.7%
Food, Beverage and Tobacco	31,420	13.0%	30,277	12.5%	26,013	11.6%	22,341	11.7%	24,434	13.2%
Mineral Products	60,481	24.9%	53,706	22.2%	49,836	22.1%	31,153	16.3%	28,062	15.1%
Chemical Products and Derivatives	11,570	4.8%	11,157	4.6%	11,503	5.1%	9,989	5.2%	9,208	5.0%
Plastic and Rubber, and Derivatives	6,113	2.5%	5,605	2.3%	5,531	2.5%	5,127	2.7%	5,122	2.8%
Fur, Leather and Derivatives	2,180	0.9%	2,607	1.1%	3,050	1.4%	2,372	1.2%	2,148	1.2%
Wood, Wood Charcoal and Derivatives	1,891	0.8%	2,006	0.8%	2,245	1.0%	2,273	1.2%	2,363	1.3%
Paste of Wood, Paper and Derivatives	6,716	2.8%	7,194	3.0%	7,262	3.2%	7,665	4.0%	7,496	4.0%
Textile Materials and Derivatives	3,386	1.4%	2,368	1.0%	2,537	1.1%	2,371	1.2%	2,213	1.2%
Shoes, Hats, etc.	1,292	0.5%	1,269	0.5%	1,244	0.6%	1,119	0.6%	1,169	0.6%
Articles of Stone, Ceramic, Glass, etc.	1,719	0.7%	1,922	0.8%	1,940	0.9%	1,926	1.0%	1,847	1.0%
Natural Pearls, Precious Stones, etc.	3,239	1.3%	3,207	1.3%	2,817	1.3%	2,755	1.4%	3,376	1.8%
Common Metals and Derivatives	17,240	7.1%	14,805	6.1%	16,129	7.2%	15,266	8.0%	13,406	7.2%
Machineries and Equipments, Electric Materials, etc.	18,806	7.8%	17,493	7.2%	16,944	7.5%	15,011	7.9%	14,887	8.0%
Transport Materials	19,437	8.0%	26,574	11.0%	16,139	7.2%	16,243	8.5%	19,904	10.7%
Scientific Instruments and Equipments	931	0.4%	912	0.4%	924	0.4%	855	0.4%	858	0.5%
Weapons and Ammunition	315	0.1%	356	0.1%	317	0.1%	365	0.2%	343	0.2%
Goods and Diverse Products	1,333	0.5%	1,038	0.4%	1,146	0.5%	977	0.5%	938	0.5%
Objects of Art, Collection and Antiques	46	0.0%	122	0.1%	82	0.0%	113	0.1%	198	0.1%
Special Transactions	5,204	2.1%	4,829	2.0%	4,794	2.1%	3,005	1.6%	2,125	1.1%
Total	242,578	100%	242,034	100%	225,101	100%	191,134	100%	185,235	100%

(1)	According to the NCM.

(2)	Percentages correspond to percentage of total exports.

Source: Ministry of Industry, Foreign Trade and Services

In 2016, soy products exports represented 10.4% of all Brazilian exports and iron ore exports represented 7.2% of all Brazilian exports. These items are exported to a wide range of commercial partners; however, China received the biggest share of these exports in 2016.

To provide export financing under the terms and conditions prevailing in the international market, the Federal Government established the Export Financing Program (Programa de Financiamento às Exportações or “PROEX”). There are two forms of credit assistance available under the program: direct financing and interest rate equalization. Direct financing can be provided to Brazilian exporters (supplier’s credit) or to foreign importers (buyer’s credit); direct financing may also be provided for the production of goods and services for export. Interest rate equalization is a form of credit assistance through which PROEX pays for part of the charges associated with a loan granted by another financial institution through equalization payments, making the net financial burden of the loan compatible with those available on the international market. The financing period of the program ranges from 60 days to 15 years.

The PROEX budget for 2017 is approximately R$4.8 billion, compared to R$4.3 billion in 2016.

Imports

The following table set forth certain information regarding the sources of Brazil’s imports for the periods indicated.

Table No. 22

Imports by Region (FOB Brazil)(1)

In Millions of U.S. Dollars, except for percentages(2)

	2012		2013		2014		2015		2016
Asia (ex-Middle Eastern)	68,954	30.9%	73,296	30.6%	71,281	31.1%	55,933	32.6%	43,249	31.4%
China, Hong Kong and Macau	35,124	15.7%	38,156	15.9%	38,248	16.7%	31,342	18.3%	23,833	17.3%
ASEAN (3)	8,333	3.7%	8,806	3.7%	8,624	3.8%	7,304	4.3%	6,004	4.4%
Others	9,099	4.1%	9,492	4.0%	8,526	3.7%	5,421	3.2%	5,449	4.0%
Japan	8,663	3.9%	9,761	4.1%	9,982	4.4%	6,989	4.1%	4,397	3.2%
South Korea	7,735	3.5%	7,081	3.0%	5,901	2.6%	4,877	2.8%	3,566	2.6%
Europe	56,439	25.3%	59,426	24.8%	55,499	24.2%	43,223	25.2%	36,447	26.5%
European Union	47,716	21.4%	50,751	21.2%	46,719	20.4%	36,646	21.4%	31,062	22.6%
Others	5,932	2.7%	5,999	2.5%	5,764	2.5%	4,356	2.5%	3,363	2.4%
Russia	2,791	1.3%	2,676	1.1%	3,016	1.3%	2,221	1.3%	2,021	1.5%
North America	41,511	18.6%	44,815	18.7%	43,095	18.8%	33,271	19.4%	29,197	21.2%
United States of America	32,363	14.5%	36,019	15.0%	35,018	15.3%	26,471	15.4%	23,803	17.3%
Mexico	6,075	2.7%	5,795	2.4%	5,363	2.3%	4,378	2.6%	3,528	2.6%
Canada	3,074	1.4%	3,002	1.3%	2,713	1.2%	2,421	1.4%	1,866	1.4%
South America	30,901	13.8%	32,891	13.7%	30,330	13.2%	22,232	13.0%	18,825	13.7%
Mercosur	20,615	9.2%	21,155	8.8%	18,927	8.3%	13,744	8.0%	12,306	8.9%
Andean Community of Nations	6,119	2.7%	7,410	3.1%	7,386	3.2%	5,070	3.0%	3,630	2.6%
Others	4,167	1.9%	4,325	1.8%	4,016	1.8%	3,419	2.0%	2,888	2.1%
Africa	14266	6.4%	17446	7.3%	17061	7.4%	8764	5.1%	4601	3.3%
Middle Eastern	7,398	3.3%	7,369	3.1%	8,000	3.5%	5,313	3.1%	3,569	2.6%
Oceania	1,354	0.6%	1,324	0.6%	1,232	0.5%	1,112	0.6%	887	0.6%
Central America and Caribbean	2,360	1.1%	3,181	1.3%	2,658	1.2%	1,602	0.9%	778	0.6%
Non-declared	0.02	0.0%	0.25	0.0%	0.0	0.0%	0.0	0.0%	0.0	0.0%
Total	223,183	100%	239,748	100%	229,154	100%	171,449	100%	137,552	100%

(1)	According to the NCM.

(2)	Percentages correspond to percentage of total imports.
(3)	Association of Southeast Asian Nations.

Source: Ministry of Industry, Foreign Trade and Services

The Mercosul Common Customs Tariff (Tarifa Externa Comum or “TEC”) is of up to 35%. However, member countries are entitled to a list of products that, at their discretion, will temporarily not be subject to the TEC. The list of exceptions allowed to each member country are as follows: Argentina, up to 100 products until December 31, 2021; Brazil, up to 100 products until December 31, 2021; Paraguay, up to 649 products until December 31, 2023; Uruguay, up to 225 products until December 31, 2022; and Venezuela up to 225 products until December 31, 2022. For such products included in the list of exceptions, each member country may impose higher or lower tariffs, as compared to the TEC. The maximum import tariff imposed by Brazil on products included in the list of exceptions was 55%. Up to 20% of the products on the list can be changed every six months.

The following table set forth certain information regarding imports by end-use category.

Table No. 23

Brazilian Imports (FOB)(1)

In Millions of U.S. Dollars, except for percentages(2)

	2012		2013		2014		2015		2016
Capital Goods	31,662	14.2%	32,691	13.6%	29,492	12.9%	23,290	13.6%	18,355	13.3%
Consumption Goods	33,381	15.0%	34,676	14.5%	33,115	14.5%	26,810	15.6%	21,726	15.8%
Oil and Fuel	35,173	15.8%	40,546	16.9%	39,478	17.2%	21,717	12.7%	12,406	9.0%
Intermediate Goods	122,968	55.1%	131,834	55.0%	127,059	55.4%	99,645	58.1%	85,070	61.8%
Total	223,183	100.0%	239,748	100.0%	229,145	100.0%	171,461	100.0%	137,557	100.0%

(1)	According to the NCM.
(2)	Percentages correspond to percentage of total imports.

Source: Central Bank, with underlying information provided by Ministry of Industry, Foreign Trade and Services

The following table sets forth certain information regarding imports by major commodity groups for the periods indicated.

Table No. 24

Imports (FOB Brazil)(1)

In Millions of U.S. Dollars, except for percentages(2)

	2012		2013		2014		2015		2016
Livestock and Animal Products	2,330	1.0%	2,457	1.0%	2,570	1.1%	2,043	1.2%	2,227	1.6%
Vegetable Products	5,216	2.3%	5,984	2.5%	5,252	2.3%	3,881	2.3%	5,063	3.7%
Oils, Fat and Waxes of Animals and Plants	958	0.4%	953	0.4%	1,018	0.4%	838	0.5%	901	0.7%
Food, Beverage and Tobacco	2,925	1.3%	2,868	1.2%	3,114	1.4%	2,751	1.6%	2,790	2.0%
Mineral Products	42,223	18.9%	48,137	20.1%	47,205	20.6%	26,952	15.7%	16,638	12.1%
Chemical Products and Derivatives	35,631	16.0%	38,236	15.9%	37,880	16.5%	32,089	18.7%	28,943	21.0%
Plastic and Rubber, and Derivatives	12,508	5.6%	13,600	5.7%	12,941	5.6%	10,096	5.9%	8,392	6.1%
Fur, Leather and Derivatives	595	0.3%	607	0.3%	631	0.3%	507	0.3%	363	0.3%

	2012		2013		2014		2015		2016
Wood, Wood Charcoal and Derivatives	188	0.1%	164	0.1%	170	0.1%	132	0.1%	111	0.1%
Paste of Wood, Paper and Derivatives	2,203	1.0%	2,105	0.9%	2,038	0.9%	1,498	0.9%	1,168	0.8%
Textile Materials and Derivatives	6,613	3.0%	6,800	2.8%	7,148	3.1%	5,860	3.4%	4,213	3.1%
Shoes, Hats, etc	775	0.3%	818	0.3%	817	0.4%	689	0.4%	492	0.4%
Articles of Stone, Ceramic, Glass, etc	1,951	0.9%	2,080	0.9%	1,832	0.8%	1,349	0.8%	965	0.7%
Natural Pearls, Precious Stones, etc	649	0.3%	542	0.2%	521	0.2%	381	0.2%	378	0.3%
Common Metals and Derivatives	13,795	6.2%	13,706	5.7%	13,593	5.9%	10,852	6.3%	7,340	5.3%
Machineries and Equipments, Electric Materials, etc	60,175	27.0%	64,039	26.7%	58,902	25.7%	45,197	26.4%	38,067	27.7%
Transport Materials	25,211	11.3%	26,498	11.1%	23,925	10.4%	18,380	10.7%	12,979	9.4%
Scientific Instruments and Equipments	6,916	3.1%	7,536	3.1%	7,104	3.1%	5,834	3.4%	4,959	3.6%
Weapons and Ammunition	27	0.0%	41	0.0%	63	0.0%	39	0.0%	36	0.0%
Goods and Diverse Products	2,253	1.0%	2,522	1.1%	2,367	1.0%	2,041	1.2%	1,516	1.1%
Objects of Art, Collection and Antiques	39	0.0%	52	0.0%	66	0.0%	39	0.0%	13	0.0%
Special Transactions	0.0	0.0%	0.0	0.0%	0.0	0.0%	0.0	0.0%	0.0	0.0%
Total	223,183	100%	239,748	100%	229,154	100%	171,449	100%	137,552	100%

(1)	According to the NCM.
(2)	Percentages correspond to percentage of total imports.

Source: Ministry of Industry, Foreign Trade and Services

Financial Account

Foreign Investment

In 2016, direct investment inflows in Brazil were widely spread among the various economic activity sectors and the volume of inflows was at an adequate level to finance the current account deficit. Foreign direct investment in 2016 totaled U.S.$ 78.9 billion (4.4% of the GDP).

The following table sets forth information regarding foreign direct and portfolio investment in Brazil for each of the years indicated.

Table No. 25

Foreign Direct and Portfolio Investment in Brazil (1)

In Millions of U.S. Dollars

	2012	2013	2014	2015	2016
Portfolio
Net acquisition of Financial Assets	7,403	8,981	2,820	-3,568	-599
Net Incurrence of Liabilities	23,229	41,768	41,527	18,702	-19,815
Total	-15,826	-32,787	-38,708	-22,269	19,216
Direct
Net Acquisition of Financial Assets	5,208	14,942	26,040	13,518	7,815
Net Incurrence of Liabilities	86,607	69,181	96,895	74,694	78,182
Total	-81,399	-54,240	-70,855	-61,175	-70,367

(1)	These figures were calculated in accordance with the methodology set forth in the IMF BPM6.

Source: Central Bank

Other than in 2013 and 2014, external financing needs, which are defined as the difference between the current account deficit and net foreign direct investment, have generally been negative since January 2002, as rising foreign direct investments have been greater than the current account deficit.

The following table sets forth the external financing needs of Brazil for each of the years indicated.

Table No. 26

External Financing Needs

In Millions of U.S. Dollars

	2012	2013	2014	2015	2016
Current Account Deficit	74,218	74,839	104,181	59,434	23,530
Foreign Direct Investment	86,607	69,181	96,895	74,694	78,182
External Financing Needs	-12,388	5,658	7,286	-15,259	-54,652

Source: Central Bank

Reserve Assets

International Reserves

The Central Bank publishes the volume of international reserves using two metrics: cash (the most commonly used metric) and international liquidity. The international liquidity metric includes U.S. Dollars receivable by the Central Bank from banks as a result of loans that the Central Bank issued in foreign currency during the last major international financial crisis. These transactions are not included in the cash metric.

The following table sets forth Brazil’s international reserves, according to the international liquidity metric for calculating international reserves.

Table No. 27

International Reserves (International Liquidity Metric)

In Billions of U.S. Dollars

	As of December 31,
	2012	2013	2014	2015	2016
Total Official Reserves	378.6	375.8	374.1	368.7	372.2

Source: Central Bank

The following table sets forth certain information regarding Brazil’s international reserves, according to the cash metric for calculating international reserves, for each of the years indicated below.

Table No. 28

International Reserves (Cash Metric)

In Millions of U.S. Dollars

	As of December 31,
	2012	2013	2014	2015	2016
Total Gold and Foreign Exchange	365,645	351,621	357,391	351,132	356,361
Gold (1)	3,581	2,592	2,586	2,289	2,510
Foreign Exchange	362,064	349,029	354,805	348,844	353,851
Special Drawing Rights	3,987	3,997	3,762	3,599	3,493
Other Reserve Assets (2)	33	0	2	18	2,943
Total Official Reserves	373,147	358,808	363,551	356,464	365,016

(1)	Includes available financial gold inventory plus time deposits.
(2)	Includes financial derivatives, loans to non-bank non-residents (includes export credit), reverse repurchases (securities borrowed with other securities used as collateral) and others.

Source: Central Bank

PUBLIC FINANCE

General

Brazil’s consolidated public sector account includes the accounts of the three tiers of government (federal, state and municipal), the Central Bank and the public Social Security System.

Consolidated Public Sector Fiscal Performance

The primary goals of the government’s fiscal policy are to promote the balanced management of public resources, to ensure the maintenance of economic stability and sustained growth and to be socially equitable. To fulfill its goals, acting in accordance with the monetary, credit and exchange policies, the government seeks to create the necessary conditions for the gradual decline of Brazil’s Public Sector Net Debt to GDP ratio, the reduction of Brazil’s interest rates and the improvement of Brazil’s public debt profile. Accordingly, every year, a primary balance target is established with the goal of ensuring the economic conditions necessary for the maintenance of sustained growth, which includes the long-term sustainability of public debt. The primary balance targets are fixed in nominal terms.

The budgetary guidelines law for 2016 (“2016 Budgetary Guidelines”) had originally established a primary balance target of R$30.6 billion for the consolidated public sector in 2016. The law, however, was amended to adjust the fiscal target due to the deterioration of the economy. An amendment was approved in May 2016 allowing for a primary balance deficit of R$163.9 billion (2.7% of estimated GDP) for the consolidated public sector in 2016, the largest Brazilian primary deficit since the series was initiated in 2001. Of this amount, the central government was allowed a deficit of R$170.5 billion (2.8% of estimated GDP) while regional governments were expected to reach a R$6.6 billion primary surplus.

Brazil has been experiencing fiscal account deficits since 2014. The efforts made by the Central Government to reduce discretionary spending, specifically for purposes of investment, were not sufficient to offset the growth in mandatory spending, primarily due to social security and spending on subsidies and grants. In an attempt to restore the fiscal balance, the Federal Government adopted a 20-year public spending cap and proposed social security reform. For more information, see “—Ceiling on Public Spending.”

Fiscal Balance

Brazil measures both an overall balance and a primary balance, calculated according to the official statistical guidelines of the IMF. The overall balance is the difference between Brazil’s aggregate revenue (including investments) and total expenditures (including interest costs) in a given period (“Public Sector Borrowing Requirements”). The primary balance is the overall balance excluding nominal interest payments levied on net debt.

The following table sets forth the Public Sector Borrowing Requirements for the five-year period ending on December 31, 2016.

Table No. 29

Public Sector Borrowing Requirements(1)

In Billions of Reais (R$), except percentages(2)

	2012		2013		2014		2015		2016
	R$		R$		R$		R$		R$
Overall	108.9	2.3%	157.5	3.0%	343.9	6.0%	613.0	10.2%	562.8	9.0%
Central Government	61.2	1.3%	110.6	2.1%	271.5	4.7%	513.9	8.6%	477.8	7.6%
Federal Government (3)	88.9	1.8%	141.3	2.6%	294.2	5.1%	544.2	9.1%	481.7	7.6%
Central Bank	-27.7	-0.6%	-30.7	-0.6%	-22.7	-0.4%	-30.3	-0.5%	-3.9	-0.1%
Regional Governments	42.4	0.9%	44.0	0.8%	64.7	1.1%	89.1	1.5%	78.4	1.2%
Public Enterprises (4)	5.4	0.1%	3.0	0.1%	7.7	0.1%	10.0	0.2%	6.6	0.1%
Nominal Interest	213.9	4.4%	248.9	4.7%	311.4	5.4%	501.8	8.4%	407.0	6.5%
Central Government	147.3	3.1%	185.8	3.5%	251.1	4.3%	397.2	6.6%	318.4	5.1%
Federal Government (3)	175.7	3.6%	217.9	4.1%	273.9	4.7%	428.2	7.1%	323.2	5.1%
Central Bank	-28.5	-0.6%	-32.0	-0.6%	-22.8	-0.4%	-31.0	-0.5%	-4.9	-0.1%
Regional Governments	63.9	1.3%	60.3	1.1%	56.9	1.0%	98.8	1.6%	83.1	1.3%
Public Enterprises (4)	2.7	0.1%	2.7	0.1%	3.4	0.1%	5.8	0.1%	5.6	0.1%
Primary	-105.0	-2.2%	-91.3	-1.7%	32.5	0.6%	111.2	1.9%	155.8	2.5%
Central Government	-86.1	-1.8%	-75.3	-1.4%	20.5	0.4%	116.7	1.9%	159.5	2.5%
Federal Government	-127.7	-2.7%	-126.5	-2.4%	-36.3	-0.6%	30.1	0.5%	8.8	0.1%
Central Bank	0.8	0.0%	1.3	0.0%	0.1	0.0%	0.7	0.0%	1.0	0.0%

	2012		2013		2014		2015		2016
	R$		R$		R$		R$		R$
Social Security	40.8	0.8	49.9	0.9%	56.7	1.0%	85.8	1.4%	149.7	2.4%
Regional Governments	-21.5	-0.4	-16.3	-0.3%	7.8	0.1%	-9.7	-0.2%	-4.7	-0.1%
Public Enterprises (4)	2.6	0.1	0.3	0.0%	4.3	0.1%	4.3	0.1%	1.0	0.0%
GDP	4,814.8	—	5,331.6	—	5,779.0	—	6,000.6	—	6,266.9	—

(1)	Calculated pursuant to the “below the line” method, which corresponds to the change in the total net debt (domestic or external) of the public sector; therefore: surpluses are represented by negative numbers and deficits are represented by positive numbers.
(2)	Percentages correspond to percentage of GDP.
(3)	Includes Social Security.
(4)	Excludes Petrobras and Eletrobras.

Source: Central Bank

Ceiling on Public Spending

In 2014 and 2015, there were deficits in the primary balance. In order to restore fiscal balance, Constitutional Amendment No. 95, dated December 15, 2016, established a ceiling on public spending for the next 20 fiscal years. This ceiling limited spending to the expenses incurred the previous year, adjusted for inflation. Noncompliance with the ceiling triggers limitations on government spending, including staff promotions, hiring or contracting additional debt.

Budget Process

The Constitution guarantees the funding of three types of government expenditures: revenue-sharing with states and municipalities; salaries and pensions for government employees; and repayment of public debt.

The Constitution requires that three laws be passed as part of the budget process: the Multi-Year Plan (Plano Plurianual), the Budgetary Guidelines (Lei de Diretrizes Orçamentárias) and the Annual Budget (Lei Orçamentária Anual). The budget processes at the state and municipal levels are substantially similar.

Multi-Year Plan

The Multi-Year Plan sets government priorities for a four-year period and must contain the Federal Government’s expenditure goals. The Multi-Year Plan is initiated by the executive branch and coordinated by the Secretariat of Planning and Strategic Investments (Secretaria de Planejamento e Investimento Estratégico or “SPI”). The Multi-Year Plan proposal must be submitted to the National Congress by August 31 of the first year of a presidential term. It becomes effective in the second year of the presidential term and expires in the first year of the next presidential term.

The Multi-Year Plan for the years 2016 through 2019 (2016-2019 Plano Plurianual or “2016 Multi-Year Plan”) suggested an investment of over R$8.2 trillion. The financing of this investment would come from the Annual Budget, the state-owned enterprises investment budget and other sources of funds such as tax waivers, global expenditure plans, government credit agencies and public-private partnerships.

Budgetary Guidelines

The Budgetary Guidelines set the macroeconomic and fiscal targets for the Federal Government and non-financial enterprises. Additionally, the budgetary guidelines include historical data about how the budget was executed in the preceding two fiscal years and projections for the following two years.

The budgetary guidelines are initiated by the National Treasury of the Ministry of Finance, the SOF and the SPI, and then sent to the President for potential revisions. The proposal must be submitted to the national congress by April 15 of each year. The National Congress may approve the proposal or alter any item before the Budgetary Guidelines must be submitted to the President by July 17 of each year. The President may veto any provision, but the national congress may override the Presidential veto by a two-thirds majority vote.

Annual Budget

The Budgetary Guidelines provide a basis for preparing the Annual Budget. After conferral with each ministry, the SOF finalizes a federal budget proposal and submits it to the President, who may revise the proposal. The President must submit the Annual Budget proposal to the national congress by August 31 of each year. By December 22 of each year, the National Congress must submit to the President its approved budget. It may propose revisions but may not alter items regarding the payment of external debt incurred by the Federal Government. The President is granted 15 days to review and sign the budget, and the approved Annual Budget becomes effective as of January 1 of the following year. The presidential veto process mirrors the veto process for the Budgetary Guidelines.

The President must implement a budget implementation decree (Decreto de Programação Orçamentário-Financeiro) within 30 days of Congress’ enactment of the annual budget. The implementation decree provides a monthly schedule of revenues and expenditures, which can be subsequently revised every two months in light of actual revenues. Within 30 days after the end of each two-month period, the Federal Government publishes a summary report of the budget execution and an evaluation report on revenues and expenditures. If the Federal Government finds that certain budgeted amounts may prevent achievement of the primary balance target, it will limit expenditures accordingly.

Petrobras and Eletrobras

Petrobras, the state-controlled oil company, which historically accounted for approximately 0.5% of the primary balance of the federal budget in nominal terms, was removed from the calculation of the primary balance beginning in 2009. Eletrobras, the state-controlled electricity holding company, which historically accounted for approximately 0.2% of the primary balance of the federal budget in nominal terms, was also removed from the calculation of the primary balance in 2010. Petrobras and Eletrobras were removed to avoid distortions in the companies’ management decisions.

2017 Budget

For information on the budget for 2017, please refer to the “2017 Budget” section of “Recent Developments”.

Federal Government Programs

Growth Acceleration Program (“PAC”)

The PAC is responsible for the management, implementation and monitoring of projects across the country and, therefore, is essential for the implementation of public policies.

Even considering the current performance of the economy, the program maintained a satisfactory pace of performance: as of December 31, 2016, an aggregate of R$386.6 billion in projects had been completed, representing 53.1% of the projects to be completed in the period between 2015 and 2018.

Investment Partnership Program — Projeto Crescer

The Investment Partnership Program (Programa de Parcerias para Investimentos or “PPI”) executes high priority infrastructure projects. Under the PPI, the Federal Government announced that 57 projects would have their operations granted to the private sector. Investors would be responsible for funding at least 20% of each project and the remaining funding would come from loans and the issuance of bonds. CEF and BNDES have jointly set aside R$30 billion in initial resources to fund the loans.

Energy company Celg Distribuição was the first state-owned enterprise to be sold to the private sector under the PPI for R$2.2 billion.

Concessions for the expansion, maintenance and operation of Porto Alegre, Salvador, Florianópolis and Fortaleza airports were granted to private operators. The planned investments for the four airports are of around R$6.6 billion. The winning consortia are required to pay 25% of the grant (R$3.72 billion), as well as the goodwill offered at the signing date scheduled for early August. The remaining 75% of the grant will be collected in favor of ANAC in annual installments.

Notably, the Federal Government expects to privatize the state-owned electric company Eletrobras by selling the Federal Government’s controlling stake. Overall, around 30 projects will be delivered in the second semester of 2017, bringing the total number of PPI contracts signed to 80.

Taxation and Revenue Sharing Systems

The Federal Government collects taxes on personal and corporate income, industrial products (through the Imposto sobre Produtos Industrializados or “IPI”), rural property (through the Imposto sobre a Propriedade Territorial Rural or “ITR”), financial transactions (through the IOF), Social Security, and import and export tariffs. Municipalities and the Federal District collect taxes on urban property, services and transfers of property rights.

The gross tax burden in 2015 was 32.1% of GDP, as compared to 31.9% of GDP in 2014. The total amount of tax revenue collected in 2015 was R$ 1,928.2 billion. Of this amount, 68.3% was collected by the Federal Government, 25.4% was collected by the states and 6.4% was collected by municipalities. Taxes in 2015 were derived mainly from the Tax on the Circulation of Goods and Transportation and Communication Services (Imposto sobre Operações relativas à Circulação de Mercadorias e sobre Prestações de Serviços de Transporte Interestadual e Intermunicipal e de Comunicação or “ICMS”) (20.6%), the Federal Income Tax (Imposto de Renda or “Income Tax”) (17.7%), Social Security tax (Instituto Nacional da Seguridade Social or “Social Security”) (16.6%) and the Contribution for the Financing of Social Security (Contribuição para Financiamento da Seguridade Social or “COFINS”) (10.4%).

Income Tax

Brazil’s individual Income Tax rates for 2017 are progressive and are at the following rates: 0%, 7.5%, 15%, 22.5% and 27.5%. The minimum taxable annual income is currently R$22,847.76. Brazil offers only a limited number of tax deductions.

For corporate and other legal entities, the basic tax rate is 15%. The surtax on taxable net income exceeding R$20,000 is 10%. The tax related to social welfare (Contribuição Social Sobre o Lucro Líquido or “CSLL”) levied on net profit is 9% with respect to business entities in general. For financial institutions, CSLL levied on net profit was raised from 15% to 20% for the period beginning on September 1, 2015 and ending on December 31, 2018. Thereafter, the CSLL rate for financial institutions will be 15%. For credit cooperatives, CSLL levied on net profit was raised from 15% to 17% for the period beginning on September 1, 2015 and ending on December 31, 2018. Thereafter, the CSLL rate for credit cooperatives will be 15%.

For financial transactions on the fixed and variable income market, the income tax rates for Brazilian citizens are progressive at the following rates: 15% for investments with terms longer than 720 days; 17.5% for investments with terms of up to 720 days; 20% for investments with terms of up to 360 days and 22.5% for investments with terms of up to 180 days.

Tax treatment of non-resident investors in Brazilian financial and capital investments differs depending on the origin of the funds. Investors from countries that do not have “favored taxation” status will have the right to Brazilian tax benefits, provided they fulfill the conditions established by the regulations of the Monetary National Council. Income tax in these cases follows specific rules and income tax rates range from 0% to 15%. In the case of investments from countries that are not subject to an income tax of 20% or more, the above-mentioned tax benefits do not apply. Instead, such investments are subject to the same rules governing domestic investors.

Simples Nacional

Small companies are eligible to participate in Simples Nacional, which enables them to pay a single unified tax based on their level of gross revenues, rather than paying several different taxes. The Simples Nacional, became effective on July 1, 2007 and merged six different Federal taxes (Corporate Income Tax, IPI, CSLL, COFINS, PIS and Social Security), one state tax (ICMS) and one municipal tax (Imposto Sobre Serviço or “ISS”).

Revenue Sharing

The Federal Government is required by the Constitution to transfer 49% of the proceeds from the IPI and Corporate Income Tax as follows: (i) 21.5% to the States and Federal District Participation Funds; (ii) 24.5% to the municipalities participation funds; and (iii) 3% to the financing programs for the productive sectors in the North, Northeast and Central West Regions. The Federal Government must also transfer 10% of the proceeds of the IPI to the states and Federal District, pro rata, according to their respective exports of manufactured products.

The Constitution also mandates the sharing with states and municipalities of certain other types of taxes collected by the Federal Government, such as automobile property taxes or the ITR. Likewise, states must share revenue from certain taxes with municipalities. In addition, all of the revenues derived from IOF levied on transactions in gold as a financial asset are allocated among municipalities (70%) and the state, Federal District or federal territory of origin (30%).

Required Investment in Education and Health

The Federal Government must dedicate at least 18% of annual tax revenues to education. States, municipalities and the Federal District must invest at least 25% of their annual tax revenues in education.

The Federal Government must allocate at least the same amount to public health investments and services as it did in the previous fiscal year. It is also required to increase funding for public health by an amount corresponding to the difference between the GDP in the prior year and the projected GDP for the new fiscal year. States and the Federal District must contribute at least 12% of their annual revenues to health investments. Municipalities must contribute at least 15% of their annual revenues to health investments.

Sovereign Fund

In December 2008, the public sector primary balance surpassed the target and the Federal Government used part of the surplus to capitalize the Sovereign Fund of Brazil (FSB). On December 31, 2016, the FSB was valued at R$3.1 billion.

In May 2016, the Federal Government announced the winding down of the FSB, to be conducted over the coming years according to market conditions, aiming at maximizing revenue.

Fiscal Responsibility Law

The Fiscal Responsibility Law (enacted in 2000) establishes a comprehensive framework intended to prevent fiscal imbalances. The law applies to each level of government, as well as to government-controlled funds, semi-autonomous entities and state-owned enterprises.

The Fiscal Responsibility Law requires bi-monthly evaluations of fiscal targets, with non-compliance triggering automatic cuts in expenditure authorizations. Increases in expenditures must be accompanied by estimates of their budgetary and financial impact, a declaration of compliance with the multi-year plan, budgetary guidelines and annual budget, and a description of the means through which the expenditures will be financed. Tax exemptions must also be accompanied by estimates of their budgetary and financial impact. Personnel expenditures are limited as a percentage of net current revenues to 50% for the Federal Government, 60% for the states and 60% for municipalities.

Exceptions to the Fiscal Responsibility Law are severely limited. Limits on public sector debt and on borrowing are subject to review by the President in the case of economic instability or monetary and foreign exchange shocks. Deadlines to reestablish equilibrium will be extended in the case of shortfalls in economic growth. In case of an officially recognized state of emergency, the limits will be temporarily suspended.

A senate resolution passed in 2001 defined the global limits for the consolidated net indebtedness of states and municipalities. Specifically, a state’s debt cannot be higher than 200% of its net current revenue and a municipality’s debt cannot exceed 120% of its net current revenue.

Fiscal Crime Law

The Fiscal Crime Law (Lei de Crimes Fiscais), also enacted in 2000 to complement the Fiscal Responsibility Law, amended Brazil’s Penal Code and certain other laws to provide penalties for borrowing in excess of authorized limits, ordering expenditures not authorized by law and administrative infractions concerning public finance laws.

PUBLIC DEBT

General

Public debt in Brazil is regulated by the Fiscal Responsibility Law and other laws issued by the Federal Government, which provide the structural framework for public finance and debt management in Brazil. The annual budget, adopted in accordance with the Budgetary Guidelines, provides additional regulations for the applicable fiscal year.

The Constitution grants the Senate broad powers to regulate public debt. All external financial transactions of the Federal Government, the states, the Federal District and municipalities are required to be authorized by the Senate, which also sets global limits for the amount of consolidated public debt and debt securities of the Federal District, the states and municipalities, in addition to limits for domestic and external loans and guarantees by the Republic. The Constitution also empowers the Senate to provide terms and conditions of internal and external financial transactions of the Federal Government, among others. State constitutions and municipal constitutions (lei orgânica municipal) set public debt limits at the regional level and authorize legislative branches at various levels of government to further limit public debt.

The Ministry of Finance has overall responsibility to manage the Federal Government’s domestic and external public debt through the National Treasury, which manages securities operations and issues rules governing the auction of public securities. Pursuant to the Fiscal Responsibility Law, the Ministry of Finance is required to verify compliance of all public loan facilities with their terms and conditions.

The National Treasury is the sole issuer of public bonds in Brazil and is authorized, under a program issued by the Senate, to issue an aggregate of US$75 billion in foreign debt securities or liability management transactions such as repurchases, exchanges and financial derivatives, the proceeds of which are used solely for payment of the National Treasury’s federal public debt. In addition, the Central Bank, which is prohibited from issuing public bonds under the terms of the Fiscal Responsibility Law, buys and sells federal public debt securities on the secondary market using National Treasury bonds as collateral, exclusively for the purpose of conducting monetary policy.

Public Debt Indicators

There are three principal indicators of public debt reported in Brazil: (i) General Government Gross Debt, published by the Central Bank; (ii) Public Sector Net Debt, also published by the Central Bank; and (iii) Federal Public Debt, published by the National Treasury.

The overall public sector account balance reached 9.0% of GDP in 2016, with interest on debt corresponding to 6.5% of GDP.

Public Sector Net Debt

Public Sector Net Debt includes domestic and external debt incurred by (i) the Federal Government (including the Central Bank), (ii) state and municipal governments, and (iii) non-financial state-owned enterprises (excluding Petrobras and Eletrobras), each net of international reserves. The Brazilian government relies on Public Sector Net Debt as the principal measure of indebtedness used to make economic policy decisions, as it most closely reflects the status of public sector indebtedness and the Federal Government’s fiscal policies.

General Government Gross Debt

General Government Gross Debt, the majority of which is comprised of domestic debt, includes debt incurred by the Federal Government and state and municipal governments, whether owed to the private sector or to the financial public sector. This category excludes debt incurred by state-owned enterprises and the Central Bank (other than open-market transactions in the financial sector). General Government Gross Debt also excludes liabilities owed by any governmental entity to another entity whose liabilities are otherwise included in GGGD. As a result, debt represented by public securities held by agencies, federal public funds and other federal entities are disregarded. In 2016, domestic debt constituted 94.8% of General Government Gross Debt.

During 2016, the international investment position of the consolidated public sector decreased mainly due to the appreciation of the Brazilian Real [against the U.S. Dollar]: in 2015, net external assets were R$1,152.2 billion (19.2% of GDP), as compared to R$964.1 billion (15.4% of GDP) in 2016.

The following table sets forth Public Sector Net Debt and General Government Gross Debt for each of the periods indicated below.

Table No. 30

Public Sector Debt

In Billions of Reais (R$), except percentages(1)

	2012		2013		2014		2015		2016
Net Public Sector Debt (A) where (A= B+K+L)	1,550.1	32.2%	1,626.3	30.5%	1,883.1	32.6%	2,136.9	35.6%	2,892.9	46.2%
Net General Government Debt (B) where (B=C+F+I+J) (2)	1,581.3	32.8%	1,660.2	31.1%	1,915.8	33.2%	2,272.2	37.9%	2,995.0	47.8%
Gross General Government Debt (C) where (C=D+E) (3)	2,583.9	53.7%	2,748.0	51.5%	3,252.4	56.3%	3,927.5	65.5%	4,378.5	69.9%
Domestic Debt (D)	2,454.9	51.0%	2,598.3	48.7%	3,063.2	53.0%	3,665.1	61.1%	4,150.3	66.2%
Securities Debt Market (4)	1,871.3	38.9%	1,990.1	37.3%	2,141.1	37.0%	2,609.1	43.5%	2,943.6	47.0%
Central Bank Repo Operations (5)	524.0	10.9%	528.7	9.9%	809.1	14.0%	913.3	15.2%	1,047.5	16.7%
Other Debts	59.5	1.2%	79.5	1.5%	113.0	2.0%	142.7	2.4%	159.3	2.5%
External Debt (E)	129.1	2.7%	149.7	2.8%	189.3	3.3%	262.4	4.4%	228.1	3.6%
Federal Government	87.5	1.8%	90.1	1.7%	107.0	1.9%	136.5	2.3%	119.8	1.9%
States Government	36.1	0.8%	52.6	1.0%	74.2	1.3%	113.7	1.9%	97.6	1.6%
Municipal Governments	5.4	0.1%	7.0	0.1%	8.2	0.1%	12.1	0.2%	10.7	0.2%
Asset of General Government (F) where (F=G+H)	-1,395.2	-29.0%	-1,512.2	-28.4%	-1,579.9	-27.3%	-1,917.6	-32.0%	-2,014.8	-32.1%
Domestic Assets (G)	-1,394.2	-29.0%	-1,511.7	-28.4%	-1,579.5	-27.3%	-1,917.5	-32.0%	-2,014.7	-32.1%
Of federal Government in Central Bank	-620.4	-12.9%	-656.0	-12.3%	-605.9	-10.5%	-881.9	-14.7%	-1,039.8	-16.6%
Credits with Official Financial Institutions (6)	-406.9	-8.5%	-466.9	-8.8%	-545.6	-9.4%	-567.4	-9.5%	-476.6	-7.6%
Worker Assistance Fund (FAT)	-171.0	-3.6%	-183.7	-3.4%	-202.2	-3.5%	-226.7	-3.8%	-239.5	-3.8%
Other Assets	-196.0	-4.1%	-205.2	-3.8%	-225.8	-3.9%	-241.5	-4.0%	-258.8	-4.1%
External Assets (H)	-1.0	0.0%	-0.5	0.0%	-0.4	0.0%	-0.1	0.0%	-0.1	0.0%
Available Central Bank Portfolio (I) (7)	382.6	7.9%	429.4	8.1%	308.4	5.3%	373.2	6.2%	475.4	7.6%
Exchange Equalization (J) (8)	9.9	0.2%	-4.9	-0.1%	-65.2	-1.1%	-110.9	-1.8%	155.9	2.5%
Central Bank Net Debt (K)	-59.7	-1.2%	-65.0	-1.2%	-72.0	-1.2%	-187.6	-3.1%	-157.3	-2.5%
Debt	1,651.8	34.3%	1,746.6	32.8%	1,961.4	33.9%	2,387.4	39.8%	2,726.5	43.5%
Monetary Base	233.4	4.8%	249.5	4.7%	263.5	4.6%	255.3	4.3%	270.3	4.3%
Repo Operations	524.0	10.9%	528.7	9.9%	809.1	14.0%	913.3	15.2%	1,047.5	16.7%

	2012		2013		2014		2015		2016
Commercial Bank Deposits	274.0	5.7%	312.4	5.9%	282.9	4.9%	336.9	5.6%	368.9	5.9%
National Treasury Operating Account	620.4	12.9%	656.0	12.3%	605.9	10.5%	881.9	14.7%	1,039.8	16.6%
Assets	-1,711.4	-35.5%	-1,811.6	-34.0%	-2,033.5	-35.2%	-2,575.1	-42.9%	-2,883.8	-46.0%
Federal Securities in Central Bank	-906.6	-18.8%	-958.1	-18.0%	-1,117.4	-19.3%	-1,286.5	-21.4%	-1,522.8	-24.3%
External Assets	-753.2	-15.6%	-869.5	-16.3%	-982.0	-17.0%	-1,423.6	-23.7%	-1,199.9	-19.1%
Other Assets	-51.6	-1.1%	16.0	0.3%	65.9	1.1%	135.1	2.3%	-161.1	-2.6%
State-owned Enterprises Net Debt (L) (9)	28.5	0.6%	31.2	0.6%	39.4	0.7%	52.3	0.9%	55.3	0.9%
Domestic Debt	41.3	0.9%	42.0	0.8%	46.7	0.8%	53.4	0.9%	58.7	0.9%
Domestic Assets	-18.5	-0.4%	-16.5	-0.3%	-13.9	-0.2%	-10.2	-0.2%	-11.2	-0.2%
Net external Debt	5.6	0.1%	5.7	0.1%	6.7	0.1%	9.1	0.2%	7.8	0.1%
GDP (10)	4,814.8	—	5,331.6	—	5,779.0	—	6,000.6	—	6,266.9	—

(1)	Percentages correspond to percentage of GDP.
(2)	Includes federal, state and municipal governments debts with other economic agents.
(3)	Excludes federal securities in the Central Bank and includes Central Bank repo operations.
(4)	Includes market debt securities, and other securitized credits, minus investments within the government and among different government levels.
(5)	Includes repurchase operations carried out in the extra-market segment.
(6)	Includes credits with BNDES.
(7)	Difference between the federal securities in Central Bank and the Central Bank repurchase operations stock.
(8)	Equalization of the financial result of exchange reserves operations and foreign exchange derivatives operations carried out by the Central Bank (MP 435).
(9)	Petrobras and Eletrobras excluded.
(10)	GDP accumulated in the trailing twelve months, in current prices.

Source: Central Bank

Federal Public Debt

Federal Public Debt measures domestic and external debt incurred by the Federal Government only. It comprises of (i) domestic federal public debt (Dívida Pública Federal Doméstica or “DFPD”), issued in local currency and (ii) external federal public debt (Dívida Pública Federal Externa or “EFPD”), issued in foreign currency.

The following table sets forth Federal Public Debt for each of the periods indicated below.

Table No. 31

Federal Public Debt Indicators (1)

	As of December 31,
	2012	2013	2014	2015	2016
FPD Outstanding (R$ billion)	2,008.0	2,122.8	2,295.9	2,793.0	3,112.9
Domestic	1,916.7	2,028.1	2,183.6	2,650.2	2,986.4
External	91.3	94.7	112.3	142.8	126.5
FPD Outstanding (% of GDP)	41.7%	39.8%	39.7%	46.5%	49.7%
Domestic	39.8%	38.0%	37.8%	44.2%	47.7%
External	1.9%	1.8%	1.9%	2.4%	2.0%
FPD profile (%)

	As of December 31,
	2012	2013	2014	2015	2016
Fixed Rate	40.0%	42.0%	41.6%	39.4%	35.7%
Inflation Linked	33.9%	34.5%	34.9%	32.5%	31.8%
Floating Rate	21.7%	19.1%	18.7%	22.8%	28.2%
Exchange Rate	4.4%	4.3%	4.9%	5.3%	4.2%
FPD Maturity Structure:
Average Maturity (years)	4.0	4.2	4.4	4.6	4.5
Average Life (years)	6.6	6.3	6.6	6.6	6.4
Percentage Maturing in 12 months (%)	24.4%	24.8%	24.0%	21.6%	16.8%
GDP (R$ billion)	4,814.8	5,331.6	5,779.0	6,000.6	6,266.9

(1)	Includes domestic debt and external debt under National Treasury’s responsibility.

Source: Ministry of Finance/National Treasury Secretariat

Public Debt Management

In managing the Federal Public Debt, the National Treasury seeks to meet the Public Sector Borrowing Requirements at the lowest possible long-term financing cost, while maintaining adequate risk levels. Since 2001, it has published a Federal Public Debt Annual Borrowing Plan (Plano Annual de Financiamento or “Annual Borrowing Plan”), including guidelines for managing Federal Public Debt, such as (i) gradually replacing floating rate bonds with fixed rate or inflation-linked instruments; (ii) consolidating the share of exchange rate-linked instruments of outstanding debt, in accordance with long-term limits; (iii) relaxing the maturity structure, with special attention to short-term debt; (iv) increasing the average maturity of the outstanding debt; (v) developing the yield curve in both domestic and external markets (i.e., to issue benchmark bonds in the internal and external markets to provide price references to markets and enhance liquidity in the primary and secondary markets); (vi) increasing the liquidity of federal public securities on the secondary market; (vii) broadening the investor base; and (viii) improving the External Federal Public Debt profile through issuances of benchmark securities, buybacks and structured operations.

The 2016 Annual Borrowing Plan (“2016 Annual Borrowing Plan” or “ABP 2016”) focused on shrinking exposure to short-term debt. The following table presents the results for Federal Public Debt indicators compared with the limits set forth in the 2016 Annual Borrowing Plan.

Table No. 32

Federal Public Debt Results and ABP 2016

	As of December 31,		Limits for 2016
	2016		Minimum		Maximum
Stock of FPD (R$ Billion)
FPD	R$	3,112.9	R$	3,100.0	R$	3,300.0
Composition
Fixed Rate		35.7%		33.0%		37.0%
Inflation Linked		31.8%		29.0%		33.0%
Floating Rate		28.2%		27.0%		31.0%
Exchange Rate		4.2%		3.0%		7.0%
Maturity Profile
Average Maturity (years)		4.5		4.5		4.7
% Maturing in 12 months		16.8%		16.0%		19.0%

Source: National Treasury

Internal Public Debt

Internal Public Debt Policy

The National Treasury monitors market conditions with the goal of ensuring the proper functioning of the governmental bond market. During periods of high volatility in the financial markets, the National Treasury may conduct offerings to purchase government bonds in order to stabilize the market.

In November 2016, to mitigate excessive volatility, the National Treasury performed an extraordinary buyback program for NTN-F, in addition to the cancellation of two scheduled public note offerings.

Internal Public Debt Levels

In 2016, net redemptions were at R$ 8.4 billion, which consisted of R$708.8 billion in issuances and R$717.2 billion in redemptions. Despite these redemptions, domestic debt outstanding increased 12.7%, increasing from R$2,650.2 billion in December 2015 to R$2,986.4 billion in December 2016, primarily due to positive interest appropriations in the amount of R$344.7 billion.

In December 2016, the National Treasury announced the early repayment by BNDES of R$ 100 billion in federal loans owed to the National Treasury, a key component of the fiscal adjustment program promoted by the Brazilian government. The early repayment, of which R$40 billion was repaid with government bonds and R$ 60 billion was repaid in cash transfers, is expected to reduce costs of the implied subsidy, which amounts to approximately R$ 37.3 billion. Repaid loans represented 18.7% of BNDES’ total financial liability with the Federal Government as of September 2016.

The aggregate amount of federal domestic securities debt held by the Central Bank increased from R$ 906.6 billion (18.8% of GDP) in 2012 to R$1,522.8 billion (24.3% of GDP) in 2016. A significant portion of this portfolio was used as collateral in Central Bank repurchase operations, amounting to R$1,047.5 billion (16.7% of GDP) in 2016. For more information, see “The Financial System — Monetary Policy and Money Supply”.

External Public Debt

External Public Debt Policy

The National Treasury actively seeks to improve the external debt yield curve. In 2016, the National Treasury maintained its anticipated buyback program for external debt securities (“Anticipated Buyback Program”), pursuant to which bonds that do not adequately reflect current borrowing costs are taken out of circulation. This strategy also mitigates the refinancing risk of such debt.

The table set forth below describes the buyback volume of securities taken out of circulation pursuant to the Anticipated Buyback Program. The decrease in the repurchase average between 2014 and 2016 (US$630.1 million in face value) as compared to the average between 2006 and 2013 (US$3 billion in face value) is primarily related to the reduction in the outstanding amount of these securities over the past several years and the reduced frequency of external issuances by the National Treasury.

Table No. 33

External Public Debt Buyback Program

In Millions of U.S. Dollars

	2012	2013	2014	2015	2016
Face Value	1,394.1	3,271.2	740.0	456.5	381.7
Financial Value	1,775.0	4,565.3	941.3	531.3	417.6

Source: Ministry of Finance; National Treasury Secretariat

Through issuances in international markets and advanced purchases of foreign currency, the National Treasury has sufficient cash to cover principal and interest flows with maturities of 12 months or more. As such, foreign debt payments for medium- and long-term debt of the National Treasury are financed.

External Public Debt Levels

In 2016, outstanding external federal public debt reached R$126.5 billion (US$38.8 billion), of which R$116.6 billion (US$35.8 billion) was debt securities and R$10.0 billion (US$3.1 billion) was contractual debt. The variation was mainly due to the appreciation of the Brazilian Real against the basket of currencies that make up the stock of external debt.

The following table sets forth a summary of external federal debt for the periods indicated:

Table No. 34

External Federal Public Debt

In Billions of Reais (R$), except percentages

	2012	2013	2014	2015	2016
External Federal Public Debt (1)	91.3	94.7	112.3	142.8	126.5
EFPD (% of GDP)	1.9%	1.8%	1.9%	2.4%	2.0%
Securities	78.2	85.4	102.6	131.0	116.6
Global US$	61.9	68.7	82.6	111.4	101.1
Euro	2.3	2.8	6.0	5.7	4.6
Global R$	13.9	13.9	13.9	13.9	10.8
Restructured Debt (2)	0.1	—	—	—	—
Contractual	13.1	9.3	9.7	11.9	10.0
Multilateral Organizations	7.4	3.1	3.5	5.0	3.8
Private Financial Institutions/Gov. Agencies	5.7	6.2	6.2	6.9	6.2

(1)	All External Federal Public Debt values converted to US$ and then, converted to R$ at the spot FX-rate as of the month’s last day
(2)	Refers to the pre-Brady bond (BIB), which does not have an embedded call option.

Source: National Treasury

Securities Offerings in 2016

The National Treasury conducted two offerings in 2016 in accordance with its policy of improving the external debt yield curve. On March 10, 2016, the Federal Government issued US$1.5 billion of its 6% Global Notes 2026, which bear interest at 6% paid semi-annually every April and October, until maturity in April 2026. On July 21, 2016, the Federal Government issued US$1.5 billion of its 5.625% Global Bonds due 2047, which bear interest at 5.625% paid semi-annually every February and August, until maturity in February 2047.

These two offerings were the first Brazilian sovereign bonds issued in the foreign market with the contractual improvements proposed by the International Capital Market Association for collective action clauses and the pari passu clause.

Regional Public Debt (State and Municipal)

Management

In 1997, after the deterioration of the financial situation of the states and state banks in the aftermath of the launch of the Plano Real, the Federal Government established a fiscal adjustment program with subnational governments. The fiscal adjustment program provides criteria for the consolidation, refinancing and assumption of subnational debt (state or municipal) and establishes targets that regional governments are required to follow with regard to financial debt, primary result, personnel expenses, investments, revenues and privatizations. Payments for renegotiated debt payments are guaranteed by the tax revenues of regional governments collected by the Federal Government and voluntary transfers from the Federal Government to regional governments. Upon a default by a subnational entity to the Federal Government, the Federal Government can enforce guarantees by withholding transfers of tax revenues or voluntary transfers.

The CMN has taken various measures to limit expansion of credit in the public sector, including by limiting the ability of state-level public sector financial entities to issue additional public indebtedness. For example, state banks are required to have ratings equivalent to investment grade or the rating of the Federal Government, as given by one or more well-known international rating agencies, prior to raising funds abroad.

Federal Government Guarantees

Complementary Law No. 156, enacted on December 28, 2016, authorizes restructuring of debt owed by states to the Federal Government under the following circumstances: (i) extension of the maturity of the relevant state debt for up to 20 years, (ii) granting a six-month grace period for the payment of interest, and (iii) gradually increasing the total amount for each installment due after the grace period.\

The Federal Government also guarantees certain loans to Brazilian sub-national governments. These loans are counter-guaranteed by collateral, including permitted transfers and the sub-national government’s revenues. The outstanding balance of guarantees granted by the Federal Government under sub-national external loans increased from R$42.8 billion in 2011 to R$110.6 billion in 2015, and decreased to R$103.8 billion in 2016. The decrease of the outstanding balance in the last four months is mainly explained by exchange rate variation.

From 2005 to 2015, the Federal Government was not required to honor any commitments under guarantees granted to regional governments. In 2016, the Federal Government paid liabilities incurred by the states and municipalities in the amount of R$2.37 billion. It has recovered 84.7% of the total amount, adjusted by the Selic rate, by executing collateral.

Contingent Liabilities

In addition to regular federal domestic securities debt issuances, the Federal Government may assume and restructure liabilities resulting from the disposal or winding-up of state-owned enterprises, subsidies and adjustments made prior to privatization processes. In the past, such liabilities have been restructured to synchronize their maturity dates with the payment capacity of the National Treasury, as well as to lengthen the maturity of public debt and to make transactions more transparent.

The Federal Government closely monitors its contingent liabilities. As required by the Fiscal Responsibility Law, the Budgetary Guidelines for each year contains an annex that provides information regarding fiscal risks and projections for the subsequent two years in terms of primary balances, debt stock and revenue and expenditure aggregates.

The main contingent liability monitored by the Federal Government concerns the Compensation Fund for Salary Fluctuation (Fundo de Compensação de Variações Salariais or “FCVS”). The creditors of this debt are the agents of the Housing Financial System (or their assignees) who signed financing agreements with mortgagees, especially in the 1970s and 1980s. Such agreements held salary equivalence clauses and coverage of the FCVS debtor balance.

External Debt Restructuring and Debt Record

On April 15, 1994, Brazil issued approximately US$43.1 billion principal amount of bonds (referred to as Brady Bonds) to holders of certain medium- and long-term public sector debt (“eligible debt”) of Brazil, or guaranteed by Brazil, owed to commercial banks and certain other private sector creditors in consideration for the tender by such holders of their eligible debt and interest arrears accrued in respect thereof since January 1, 1991. Since the Brady restructuring in 1994, Brazil has timely serviced its external debt without default.

TABLES AND SUPPLEMENTARY INFORMATION

Table No. 35

External Direct Debt of the Federal Government (1)

in Millions of Currency of Denomination

Type	Interest Type	Issue Date (2)	Final Maturity	Currencies	Principal Amount(2) Outstanding at Dec 31, 2016	Interest (3)
Multilateral Organizations
World Bank	Variable	15-Sep-02	15-Jun-17	US$	0.2	2.07%
World Bank	Variable	15-Aug-08	15-Aug-23	US$	2.8	1.37%
World Bank	Variable	15-Aug-09	15-Feb-39	US$	29.3	2.07%
World Bank	Variable	15-Jul-05	15-Jan-22	US$	301.4	2.07%
World Bank	Variable	15-Jan-07	15-Jul-23	US$	0.6	1.82%
World Bank	Variable	15-Jan-06	15-Jul-22	US$	2.7	1.82%
World Bank	Variable	15-Jun-07	15-Dec-22	US$	74.9	1.37%
World Bank	Variable	15-Jun-06	3-Jun-24	US$	31.4	1.37%
World Bank	Variable	15-Dec-08	13-Jan-41	US$	73.7	1.32%
World Bank	Variable	15-Dec-09	22-Jun-40	US$	3.6	1.32%
World Bank	Variable	15-May-10	15-May-40	US$	34.3	1.32%
World Bank	Variable	15-Jul-04	3-Nov-20	US$	29.1	1.32%
World Bank	Variable	10-May-12	15-May-42	US$	181.8	1.32%
World Bank	Variable	2-Dec-12	7-Jun-42	US$	13.4	1.32%
World Bank	Variable	13-Sep-11	15-Sep-29	US$	22.3	1.32%
World Bank	Variable	15-Dec-03	15-May-18	US$	0.9	0.00%
				Total (World Bank)	802.4

IDB	Variable	11-Dec-10	11-Dec-35	US$	3.2	1.00%
IDB	Variable	15-Dec-10	15-Dec-30	US$	114.0	1.00%
IDB	Variable	15-Dec-10	15-Dec-30	US$	2.9	1.00%
IDB	Variable	18-May-01	18-May-21	US$	126.5	3.50%
IDB	Variable	15-Jan-08	15-Jan-28	US$	19.0	3.50%
IDB	Variable	15-Jan-08	15-Jan-27	US$	39.7	3.50%
IDB	Variable	10-Mar-10	10-Mar-30	US$	1.8	1.00%
IDB	Variable	15-Sep-10	15-Sep-30	US$	4.1	1.00%
IDB	Variable	30-Jan-12	30-Jan-32	US$	4.4	1.00%
IDB	Variable	15-May-12	15-May-32	US$	4.5	1.00%
IDB	Variable	01-Jun-14	01-Jan-29	US$	3.6	1.00%
IDB	Variable	09-Mar-15	10-Jun-28	US$	3.7	1.00%
IDB	Variable	15-Dec-14	15-Nov-28	US$	2.6	1.90%
				Total (IDB)	330.0

Others	5.82%	01-Sep-01	01-Mar-17	US$	0.3	5.82%
Others	5.82%	24-Feb-15	06-Aug-32	US$	1.4	5.82%
Others	5.82%	20-Feb-15	18-Aug-32	US$	0.4	5.82%
	Total Others (from Multilateral Organizations)				4.1
Total (Multilateral Organizations)					1,134.5

Foreign governments
Government Agencies	2.00%	21-Apr-87	31-Dec-18	US$	2.0	2.00%
Government Agencies	2.00%	30-Jun-05	30-Jun-19	EUR	4.4	2.00%
Government Agencies	Variable	20-Oct-10	20-Apr-28	JPY	18.6	0.95%

Type	Interest Type	Issue Date (2)	Final Maturity	Currencies	Principal Amount(2) Outstanding at Dec 31, 2016	Interest (3)
Government Agencies	Variable	24-May-07	24-Nov-17	JPY	9.6	0.95%
Government Agencies	4.50%	26-Jun-04	29-Jun-21	EUR	1.5	4.50%
Total (Foreign Governments)					36.1

BONDS
Bonds (GLOBAL)
Global Bond (2017)	6.00%	14-Nov-06	13-Jan-17	US$	1,960.2	6.00%
A Bond (2018)	8.00%	1-Aug-05	20-Jan-18	US$	104.8	8.00%
Global Bond (2019)	8.88%	14-Oct-04	14-Oct-19	US$	793.8	8.88%
Global Bond (2019-N)	5.88%	6-Jan-09	15-Jan-19	US$	1,913.2	5.88%
Global Bond (2020)	12.25%	26-Jan-00	14-Jan-20	US$	143.7	12.25%
Global Bond (2021)	4.88%	22-Apr-10	22-Jan-21	US$	2,849.3	4.88%
Global Bond (2022)	12.50%	13-Sep-06	5-Jan-22	R$	693.0	12.50%
Global Bond (2023)	2.63%	12-Sep-12	5-Jan-23	US$	2,150.0	2.63%
Global Bond (2024)	8.88%	16-Mar-01	14-Apr-24	US$	1,080.5	8.88%
Global Bond (2024-B)	8.88%	16-Apr-03	14-Apr-24	US$	87.0	8.88%
Global Bond (2024)	8.50%	27-Apr-12	5-Jan-24	R$	966.5	8.50%
Global Bond (2025)	8.75%	4-Feb-05	4-Feb-25	US$	928.6	8.75%
Global Bond (2025-B)	4.25%	1-Nov-13	7-Jan-25	US$	4,300.0	4.25%
Global Bond (2026)	6.00%	17-Mar-16	7-Apr-26	US$	1,500.0	6.00%
Global Bond (2027)	10.13%	9-Jun-97	15-May-27	US$	1,349.6	10.13%
Global Bond (2028)	10.25%	14-Feb-07	10-Jan-28	R$	1,462.0	10.25%
Global Bond (2030)	12.25%	29-Mar-00	5-Mar-30	US$	389.6	12.25%
Global Bond (2034)	8.25%	20-Jan-04	19-Jan-34	US$	1,502.5	8.25%
Global Bond (2037)	7.13%	18-Jan-06	20-Jan-37	US$	1,920.4	7.13%
Global Bond (2041)	5.63%	7-Oct-09	7-Jan-41	US$	2,484.3	5.63%
Global Bond (2045)	5.00%	1-Aug-14	27-Jan-45	US$	3,550.0	5.00%
Global Bond (2047)	5.63%	28-Jul-16	21-Feb-47	US$	1,500.0	5.63%
				Total (“Globals”)	33,629.1
Bonds (EUROS)
1997 Euro Bond (2017)	11.00%	26-Jun-97	26-Jun-17	EUR	327.2	11.00%
2014 Euro Bond (2021)	2.88%	3-Apr-14	1-Apr-21	EUR	1,055.0	2.88%
				Total (“Euros”)	1,382.2
Total (Bonds)					35,011.3

Commercial Banks
Import Financing Credits with
Guarantee of Foreign Governments	5.54%	29-Dec-05	29-Jun-21	US$	223.9	4.75%
Import Financing Credits without Guarantee of Foreign Governments	5.50%	15-Jun-10	15-Dec-16	US$	106.8	5.50%
Import Financing Credits without Guarantee of Foreign Governments	5.10%	14-Dec-11	15-Jun-20	EUR	251.0	5.10%
Loans	Variable	5-Dec-00	1-Dec-19	GBP	0.1	0.37%
Loans	Variable	5-Dec-00	1-Apr-35	GBP	0.1	0.37%

Type	Interest Type	Issue Date (2)	Final Maturity	Currencies	Principal Amount (2) Outstanding at Dec 31, 2016	Interest (3)
Total (Commercial Banks)					581.8

Others
Import Financing Credits without Guarantee of Foreign Governments	Variable	25-Feb-01	25-Aug-18	US$	1.5	2.07%
Total (Others)					1.5

Total					36,765.2

(1)	Does not include debt incurred by the Central Bank.
(2)	In the case of multiple tranches, the date refers to the first issuance of the security.
(3)	In the case of variable rates, the interest rate of the last coupon paid.

Source: Central Bank.

Table No. 36

External Debt Guaranteed by the Federal Government (1)

In Millions of U.S. Dollars

Type	Interest	Issue Date	Final Maturity	Currencies	Amount Disbursed	Principal Amount Outstanding as of Dec 31, 2016
I. To Public Entities
Multilateral Organizations
World Bank	Various	Various	Various	Various	16,101	15,452
Inter-American Development Bank (IDB)	Various	Various	Various	Various	19,881	13,451
International Monetary Fund (IMF)	Various	Various	Various	SDR	4,016	3,881
Others	Various	Various	Various	Various	1,801	1,483
			Total (Multilateral Organizations)			34,268

Foreign Governments
Import Financing Credits	Various	Various	Various	Various	507	100
Original Loans	Various	Various	Various	Various	2,965	1,926
			Total (Foreign Governments)			2,027

Commercial Banks
Import Financing Credits without Guarantee of Foreign Governments	Various	Various	Various	Various	294	124
Loans	Various	Various	Various	Various	4,542	3,386
			Total (Commercial Banks)			3,510

			Total for Public Entities			39,499
II. To Private Companies

Loans (2)	Various	Various	Various	Various	301	38
III. Intercompany Loans
	Various	Various	Various	Various	0	0
			Total for Private Entities			38

			Total for Public and Private Entities			39,842

(1)	Currencies other than U.S. Dollars are translated into U.S. Dollars by the exchange rate (sell side) at December 31, 2016.
(2)	Including Privatized Companies

Source: Central Bank.

Table No. 37

Internal Securities Debt of the Republic

In Millions of U.S. Dollars(1)

Name	Index (2)	Interest Rate(3)	Issuance Date	Final Maturity	Outstanding as of Dec 31, 2016
National Treasury Letters (NTL)	Fixed	— (4)	Various (Apr 2013–Jul 2016)	Various (Jan 2017–Jul 2023)	220,366
National Treasury Notes (NTN)
A Series	US$	6.00%	(Dec 1997)	(Apr 2024)	3,681
B Series	IPCA	6.00%	Various (Mar 2002–Nov 2015)	Various (May 2017-May 2055)	270,128
C Series	IGP-M	6% and 12%	Various (Jan 2001–May 2002)	Various (Jul 2017–Jan 2031)	26,578
F Series	Fixed	10%	Various (Jan 2007–Jan 2016)	Various (Jan 2017–Jan 2027)	117,568
I Series	US$	0% and 12%	Various (Nov 2000–Feb 2001)	Various (Jan 2017–Jul 2037)	580
P Series	TR	6.00%	Various (Apr 2002–Jan 2014)	Various (Apr 2017–Jan 2030)	79
Financial Treasury Letters (FTL)	Overnight	—	Various (Mar 2009–Jul 2016)	Various (Mar 2017–Sep 2022)	266,479
National Treasury Certificate (CTN)	IGP-M	12%	Various (May 1998–Aug 2004)	Various (May 2018– Aug 2024)	5,264
Financial Treasury Certificate (CFT)
A Series	IGP-DI	6% and 12%	Various (Sep 1998–Apr 2000)	Various (Jan 2017–Sep 2028)	294
B Series	TR	6.00%	Various (Jan 1997–Jan 2006)	Various (Jan 2027–Jan 2036)	15
D Series	US$	0% and 6%	(Jul 2000)	May 2031	362
E Series	IGP-M	Various	Various (Dec 2000–Jan 2016)	Various (Jan 2017–Jan 2046)	1,682
Securitized Credits	IGP-DI	Various	Various (Jun 1998–Aug 1998)	(Jan 2016–Jan 2023)	120
	TR	Various	Jan 1997–Jun 1998	Various (Jan 2017–Jan 2027)	2,455
Public Debt Certificate (CDP)	TR	Various	(Mar 1998-Mar 2002)	Various (Mar 2028- Mar 2032)	0.1
Agrarian Debt Securities (TDA)	TR	Various	Various	Various(Jan 2017 – Nov 2032)	681
Total					916,331

(1)	Exchange rate (sell side) at end of December 31, 2016 (R$ 3.2591 = U.S.$1.00)
(2)	Securities indexed to each indicated rate/index:

Overnight = Central Bank’s overnight rate

IGPM = General Price Index (market based)

IPCA = Broad National Consumer Price Index

IGP-DI = General Price Index-Domestic Supply

Fixed = Pre-fixed interest rates

US$ = U.S. Dollar exchange rate

TR = Index based on average daily rate of certificates of deposit issued by certain major Brazilian banks

(3)	Monthly interest rate
(4)	Zero-coupon securities issued at a discount from their face amount

Source: National Treasury Secretariat